Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In re: ENERGY XXI LTD, et al., Debtors.[1]	§ § § § § §	Case No. 16-31928 (Chapter 11) Jointly Administered

DEBTORS’ SECOND AMENDED PROPOSED
JOINT CHAPTER 11 PLAN OF REORGANIZATION

Harry A. Perrin (TX 15796800) Bradley R. Foxman (TX 24065243) Reese A. O’Connor (TX 24092910) First City Tower 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760	David S. Meyer (admitted pro hac vice) Jessica C. Peet (admitted pro hac vice) Lauren R. Kanzer (admitted pro hac vice) 666 Fifth Avenue, 26th Floor New York, NY 10103-0040

Paul E. Heath (TX 09355050) Trammell Crow Center 2001 Ross Avenue, Suite 3700 Dallas, TX 75201	VINSON & ELKINS LLP ATTORNEYS FOR THE DEBTORS Dated: December 13, 2016

[1]	The Debtors in these chapter 11 cases and the last four digits of their respective federal tax identification numbers are: Anglo-Suisse Offshore Pipeline Partners, LLC (9562), Delaware EPL of Texas, LLC (9562), Energy Partners Ltd., LLC (9562), Energy XXI GOM, LLC (0027), Energy XXI Gulf Coast, Inc. (8595), Energy XXI Holdings, Inc. (1638), Energy XXI, Inc. (2108), Energy XXI Leasehold, LLC (8121), Energy XXI Ltd (9286), Energy XXI Natural Gas Holdings, Inc. (7517), Energy XXI Offshore Services, Inc. (4711), Energy XXI Onshore, LLC (0308), Energy XXI Pipeline, LLC (5863), Energy XXI Pipeline II, LLC (8238), Energy XXI Services, LLC (3999), Energy XXI Texas Onshore, LLC (0294), Energy XXI USA, Inc. (8552), EPL of Louisiana, L.L.C. (9562), EPL Oil & Gas, Inc. (9562), EPL Pioneer Houston, Inc. (9749), EPL Pipeline, L.L.C. (1048), M21K, LLC (3978), MS Onshore, LLC (8573), Natural Gas Acquisition Company I, LLC (0956), Nighthawk, L.L.C. (9562), and Soileau Catering, LLC (2767). The location of the Debtors’ U.S. corporate headquarters and the Debtors’ service address is: 1021 Main Street, Suite 2626, Houston, Texas 77002.

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TABLE OF CONTENTS

Article I.
DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1

A.	Defined Terms	1
B.	Rules of Interpretation	22
C.	Computation of Time	23
D.	Governing Law	23
E.	Reference to Monetary Figures	23
F.	Reference to the Debtors or the Reorganized Debtors	23
G.	Controlling Document	23

Article II.
ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, AND PRIORITY CLAIMS		24

A.	Administrative Claims	24
B.	Professional Compensation	25
C.	Priority Tax Claims	26
D.	Statutory Fees	26

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		26

A.	Summary of Classification	26
B.	Treatment of Claims and Interests	27
C.	Special Provision Governing Unimpaired Claims	34
D.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	34
E.	Elimination of Vacant Classes	34
F.	Voting Classes; Presumed Acceptance by Non-Voting Classes	34
G.	Subordinated Claims	35

Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN		35

A.	Restructuring Transactions	35
B.	Sources of Consideration for Plan Distributions	35
C.	Distributions to Holders of Trade Claims and General Unsecured Claims	37
D.	Corporate Existence	37
E.	Vesting of Assets in the Reorganized Debtors	37
F.	Cancellation of Existing Securities	38
G.	Corporate Action	39
H.	New Organizational Documents	40
I.	Directors and Officers of the Reorganized Debtors	40
J.	Consultation with Provisional Liquidator	41
K.	Effectuating Documents; Further Transactions	41
L.	Exemption from Certain Taxes and Fees	41

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M.	Preservation of Causes of Action	42
N.	Director and Officer Liability Insurance	42
O.	Management Incentive Plan	43
P.	Employee and Retiree Benefits	43
Q.	Payment of Fees and Expenses of the First Lien Agent	44
R.	Payment of Fees and Expenses of the Second Lien Indenture Trustee	44
S.	Payment of Fees and Expenses of the Second Lien Plan Support Parties	44
T.	Payment of Fees and Expenses of the Plan Support Parties Other than the Debtors, the Creditors’ Committee, and the Second Lien Plan Support Parties	44
U.	Preservation of the Charging Lien of the Second Lien Indenture Trustee, EGC Unsecured Notes Indenture Trustee, EPL Unsecured Notes Indenture Trustee, and EXXI 3.0% Senior Convertible Notes Indenture Trustee	46
V.	Preservation of Royalty and Working Interests	46

Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		46

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	46
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	48
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	49
D.	Indemnification Obligations	49
E.	Insurance Policies	50
F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	50
G.	Reservation of Rights	50
H.	Nonoccurrence of Effective Date	50
I.	Contracts and Leases Entered into After the Petition Date	50

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS		51

A.	Timing and Calculation of Amounts to Be Distributed	51
B.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	51
C.	Registration or Private Placement Exemption	55
D.	Compliance with Tax Requirements	56
E.	Allocations	56
F.	No Postpetition Interest on Claims	57
G.	Setoffs and Recoupment	57
H.	Claims Paid or Payable by Third Parties	57

Article VII.
PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		58

A.	Allowance of Claims	58
B.	Allowance of Asserted Secured Trade Claims	58

C.	Claims and Interests Administration Responsibilities	59
D.	Estimation of Claims	59
E.	Adjustment to Claims Without Objection	60
F.	Disputed Claims Reserve	60
G.	Time to File Objections to Claims	60
H.	Disallowance of Claims	60
I.	Amendments to Claims	61
J.	No Distributions Pending Allowance	61
K.	Distributions After Allowance	61
L.	Single Satisfaction of Claims	61

Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		62

A.	Compromise and Settlement of Claims, Interests, and Controversies	62
B.	Discharge of Claims and Termination of Interests	63
C.	Term of Injunctions or Stays	63
D.	Release of Liens	64
E.	Releases by the Debtors	64
F.	Releases by Holders of Claims and Interests	65
G.	Exculpation	66
H.	Injunction	67
I.	Protection Against Discriminatory Treatment	67
J.	Recoupment	67
K.	Subordination Rights	67
L.	Reimbursement or Contribution	67

Article IX.
CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		68

A.	Conditions Precedent to the Confirmation Date	68
B.	Conditions Precedent to the Effective Date	68
C.	Waiver of Conditions	70
D.	Substantial Consummation	70
E.	Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date	70

Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		71

A.	Modification and Amendments	71
B.	Effect of Confirmation on Modifications	71
C.	Revocation or Withdrawal of the Plan	71

Article XI.
RETENTION OF JURISDICTION		71

Article XII.
MISCELLANEOUS PROVISIONS		74

A.	Immediate Binding Effect	74
B.	Additional Documents	74
C.	Dissolution of the Committees	74
D.	Reservation of Rights	74
E.	Successors and Assigns	75
F.	Service of Documents	75
G.	Term of Injunctions or Stays	77
H.	Entire Agreement	77
I.	Exhibits	77
J.	Nonseverability of Plan Provisions	78
K.	Votes Solicited in Good Faith	78
L.	Closing of Chapter 11 Cases	78
M.	Waiver or Estoppel	78

INTRODUCTION

Energy XXI Ltd and its Debtor affiliates, as Debtors and debtors in possession, propose this joint plan of reorganization for the resolution of outstanding Claims against, and Interests in, the Debtors. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in Article I.A hereof. Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1.          “Ad Hoc Group of EGC Unsecured Noteholders” means the ad hoc group of holders of EGC Unsecured Notes, represented by White & Case LLP, as defined in that certain Verified Statement of White & Case LLP and the Ad Hoc Group of EGC Unsecured Noteholders Pursuant to Bankruptcy Rule 2019 filed on or about June 10, 2016 [Docket No. 475], as it may be amended or supplemented from time to time.

2.          “Ad Hoc Group of EPL Unsecured Noteholders” means (a) the ad hoc group of holders of EPL 8.25% Senior Notes, represented by Wilmer Cutler Pickering Hale and Dorr LLP, as defined in that certain Sixth Supplemental Verified Statement Pursuant to Bankruptcy Rule 2019 filed on or about November 3, 2016 [Docket No. 1617], as it may be amended or supplemented from time to time, and (b) the “EPL Sponsor Group,” as defined in that certain First Supplemental Verified Statement Pursuant to Bankruptcy Rule 2019 of Bryan Cave LLP and the EPL Sponsor Group filed on or about August 10, 2016 [Docket No. 1010], as it may be amended or supplemented from time to time.

3.          “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims; and (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

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4.          “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

5.           “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

6.          “Allowed” means with respect to any Claim against a Debtor, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim or request for payment of an Administrative Claim Filed by the Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, or deadline for filing Proofs of Claim based on the Debtors’ rejection of the Executory Contracts or Unexpired Leases, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order of the Court; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed and the applicable period of time fixed by the Plan to file an objection has passed, or such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim or request for payment of an Administrative Claim Filed after the Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, or deadline for filing Proofs of Claim based on the Debtors’ rejection of the Executory Contracts or Unexpired Leases, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim. “Allow” and “Allowing” shall have correlative meanings.

7.           “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

8.          “Bankruptcy Code” means title 11 of the United States Code, as amended and in effect during the pendency of the Chapter 11 Cases.

9.          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court other than the Local Rules.

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10.         “Bar Date Order” means the order entered by the Court setting the Claims Bar Date and the Governmental Bar Date [Docket No. 53].

11.         “Bermuda Court” means the Supreme Court of Bermuda.

12.         “Bermuda Proceeding” means the official liquidation proceeding for EXXI under the laws of Bermuda commenced pursuant to the winding-up petition before the Bermuda Court.

13.         “Bermuda Subsidiaries” means, collectively, the following non-Debtor Bermudan subsidiaries of EXXI: (a) Energy XXI (US Holdings) Limited; (b) Energy XXI International Limited; (c) Energy XXI Malaysia Limited; and (d) Ping Petroleum Limited.

14.         “BOEM” means the Bureau of Ocean Energy Management.

15.         “BOEM Long Range Plan” means that certain Long Range Plan agreed to between the Debtors and BOEM and dated February 29, 2016.

16.         “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

17.         “Cash” means the legal tender of the United States of America or the equivalent thereof.

18.         “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law, or in equity or pursuant to any other theory of law. For the avoidance of doubt, a “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury; and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

19.         “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Court.

20.         “Charging Lien” means any Lien or other right to payment arising prior to the Effective Date pursuant to which an Indenture Trustee is entitled, under the terms of its Indenture or any related or ancillary document, instrument, agreement or principle of law, to receive payment of its fees, costs and expenses prior to payment of any distributions under the Plan owing to the holders of the Notes issued under such Indenture, which Lien or other priority in payment shall be deemed a separate right and Claim of such Indenture Trustee arising under the Plan.

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21.         “CEO Employment Agreement” means that certain new employment agreement to be entered into between the New Parent and John D. Schiller, Jr. as President and Chief Executive Officer of New Parent on the Effective Date, and which shall include the terms and conditions set forth in Exhibit 1 to the Plan Mediation Term Sheet. The form of the CEO Employment Agreement shall be included in the Plan Supplement.

22.         “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

23.         “Claims Bar Date” means August 22, 2016 at 5:00 p.m. (prevailing Central Time), the date established pursuant to the Bar Date Order (as extended by the Notice of Extension of General Bar Date [Docket No. 963]), other than Administrative Claims and Claims held by Governmental Units, must be Filed.

24.         “Claims Objection Deadline” means the deadline for objecting to a Claim against a Debtor, which shall be on the date that is the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Court for objecting to such Claims.

25.         “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Notice and Claims Agent.

26.         “Class” means a category of Claims against or Interests in the Debtors as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

27.          “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

28.         “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

29.         “Confirmation Hearing” means the hearing held by the Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

30.         “Confirmation Order” means the Order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

31.         “Consummation” means the occurrence of the Effective Date.

32.         “Court” means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the Southern District of Texas.

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33.         “Cure Claim” means a monetary Claim based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtor pursuant to section 365 of the Bankruptcy Code.

34.         “Cure Notice” means a notice of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases, (b) Cure Claims to be paid in connection therewith, and (c) procedures for resolution by the Court of any related disputes.

35.         “Creditors’ Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code.

36.          “D&O Liability Insurance Policies” means all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) of any of the Debtors with respect to directors, managers, officers, and employees of the Debtors, including, for the avoidance of doubt, the independent directors of EGC and EPL.

37.         “Debtors” means, collectively, the following: Anglo-Suisse Offshore Pipeline Partners, LLC, Delaware EPL of Texas, LLC, Energy Partners Ltd., LLC, Energy XXI GOM, LLC, Energy XXI Gulf Coast, Inc., Energy XXI Holdings, Inc., Energy XXI, Inc., Energy XXI Leasehold, LLC, Energy XXI Ltd, Energy XXI Natural Gas Holdings, Inc., Energy XXI Offshore Services, Inc., Energy XXI Onshore, LLC, Energy XXI Pipeline, LLC, Energy XXI Pipeline II, LLC, Energy XXI Services, LLC, Energy XXI Texas Onshore, LLC, Energy XXI USA, Inc., EPL of Louisiana, L.L.C., EPL Oil & Gas, Inc., EPL Pioneer Houston, Inc., EPL Pipeline, L.L.C., M21K, LLC, MS Onshore, LLC, Natural Gas Acquisition Company I, LLC, Nighthawk, L.L.C., and Soileau Catering, LLC.

38.         “Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions and shall include, without limitation: (a) the Plan (and all exhibits thereto) and the Confirmation Order; (b) the Disclosure Statement; (c) the solicitation materials with respect to the Plan; (d) the Interim Cash Collateral Order and the Final Cash Collateral Order; (e) the Exit Facility and the Exit Facility Documents; (f) the New Warrant Agreement; (g) the CEO Employment Agreement; and (h) any other documents or agreements executed or delivered in connection with Consummation, including any shareholders’ agreements, certificates of incorporation, etc. Any document that is included within this definition of “Definitive Documentation,” including any amendment, supplement, or modification thereof, shall be consistent with the Plan Mediation Term Sheet and in form and substance satisfactory to the Debtors, reasonably acceptable to the Majority Second Lien Plan Support Parties, and subject to review by and consultation with the other Majority Plan Support Parties; provided, however that the Plan, the Confirmation Order, the New Warrant Agreement, and any New Money Contribution shall be in form and substance reasonably satisfactory to the Majority Plan Support Parties and consistent with the Plan Mediation Term Sheet; provided further, however that with respect to all other Definitive Documentation, solely those terms (which, for the avoidance of doubt, shall include the terms providing for the specific minority protections that are expressly set forth in the Plan Mediation Term Sheet) that could reasonably be expected to impair the economic treatment provided under the Plan and the Plan Mediation Term Sheet with respect to any Majority Plan Support Party and/or the constituency it represents (other than the Majority Second Lien Plan Support Parties), such terms shall be reasonably acceptable to such Majority Plan Support Party. In addition, for the avoidance of doubt, the Debtors shall consult with the Provisional Liquidator with respect to the Definitive Documentation in accordance with the Provisional Liquidator Appointment Order. Notwithstanding anything in the Plan to the contrary, the CEO Employment Agreement shall be in form and substance acceptable to the Majority Second Lien Plan Support Parties and consistent with the term sheet attached as Exhibit 1 to the Plan Mediation Term Sheet.

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39.         “Description of the Transaction Steps” means the description of the Restructuring Transactions as set forth in the Plan Supplement.

40.         “Disallowed” means, with respect to any Claim, or any portion thereof, that such Claim, or any portion thereof, is not Allowed.

41.         “Disbursing Agent” means, on the Effective Date, the Debtors, their agent, or any Entity or Entities designated by the Debtors to make or facilitate distributions that are to be made on or after the Initial Distribution Date pursuant to the Plan.

42.          “Disclosure Statement” means the Third Amended Disclosure Statement for the Debtors’ Proposed Joint Chapter 11 Plan of Reorganization, dated as of July 25, 2016, [Docket No. 809], as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

43.         “Disputed Claim” means a Claim that is not yet Allowed.

44.         “Disputed Claims Reserve” means a reserve of Cash or New Equity that may be funded on or after the Effective Date pursuant to Article VII.E hereof.

45.         “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, other than with respect to publicly held securities, which date shall be the Confirmation Date or such other date as designated in an order of the Court.

46.         “DTC” means The Depository Trust Company.

47.         “Effective Date” means the date that is a Business Day selected by the Debtors, in consultation with the Majority Plan Support Parties, on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article IX.B have been satisfied or waived (in accordance with Article IX.C); and (c) the Plan is declared effective.

48.         “EGC” means Energy XXI Gulf Coast, Inc.

49.          “EGC 6.875% Senior Notes” means the 6.875% senior unsecured notes due March 15, 2024 issued pursuant to the EGC 6.875% Senior Notes Indenture.

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50.         “EGC 6.875% Senior Notes Indenture” means that certain indenture, dated May 27, 2014, among EGC, the guarantors and the EGC Unsecured Notes Indenture Trustee.

51.          “EGC 7.50% Senior Notes” means the 7.50% senior unsecured notes due December 15, 2021 issued pursuant to the EGC 7.50% Senior Notes Indenture.

52.         “EGC 7.50% Senior Notes Indenture” means that certain indenture, dated September 26, 2013, among EGC, the guarantors and the EGC Unsecured Notes Indenture Trustee.

53.         “EGC 7.75% Senior Notes” means the 7.75% senior unsecured notes due June 15, 2019 issued pursuant to the EGC 7.75% Senior Notes Indenture.

54.         “EGC 7.75% Senior Notes Indenture” means that certain indenture, dated February 25, 2011, among EGC, the guarantors and the EGC Unsecured Notes Indenture Trustee.

55.         “EGC 9.25% Senior Notes” means the 9.25% senior unsecured notes due December 15, 2017 issued pursuant to the EGC 9.25% Senior Notes Indenture.

56.         “EGC 9.25% Senior Notes Indenture” means that certain indenture, dated December 17, 2010, among EGC, the guarantors and the EGC Unsecured Notes Indenture Trustee.

57.         “EGC Commercial Tort Claim” means, as described in the Disclosure Statement, the prepetition commercial tort claim held by Energy XXI GOM, Inc, which is not part of the First Lien Lenders’ or the Second Lien Noteholders’ prepetition collateral package, but is subject to the adequate protection liens and claims granted to the First Lien Lenders and Second Lien Noteholders under the Final Cash Collateral Order.

58.          “EGC Intercompany Note” means that certain promissory note in the principal amount of $325.0 million between EPL, as the maker, and EGC, as the payee, and secured by a second priority lien on certain assets of EPL that secure EPL’s obligations under the First Lien Credit Agreement.

59.         “EGC Intercompany Note Dispute” means all Causes of Action, as well as all applicable defenses and counterclaims, challenging: (a) the validity and enforceability of the EGC Intercompany Note and the security interests securing the EGC Intercompany Note on the grounds of: preference; recharacterization; equitable subordination; and/or fraudulent transfer; and (b) the validity and enforceability of the intercompany payables between EGC and EPL other than the EGC Intercompany Note, and with respect to clauses (a) and (b) of this paragraph, solely to the extent of Causes of Action specifically delineated in the standing motions previously filed with the Court [Docket Nos. 951 and 1035]; provided, however, that the EGC Intercompany Note Dispute shall not include any Causes of Action against any of the Released Parties.

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60.         “EGC New Warrant Package” means warrants equal to an aggregate of 3.6% of the New Equity (subject to dilution from the Management Incentive Plan, but otherwise subject to anti-dilution adjustments for stock dividends, stock splits, and similar combinations or subdivisions of the common stock) with a maturity of 5 years from the Effective Date and an equity strike price equal to $1.45 billion divided by the number of shares of common stock in New Parent outstanding on the Effective Date.

61.         “EGC Repurchased Bonds” means the approximately $471 million face value of EGC Unsecured Notes Claims asserted by EGC.

62.         “EGC Unsecured Notes” means, collectively, the EGC 6.875% Senior Notes, the EGC 7.50% Senior Notes, the EGC 7.75% Senior Notes, and the EGC 9.25% Senior Notes.

63.         “EGC Unsecured Notes Claims” means, collectively, Claims arising on account of the EGC Unsecured Notes, including any guaranty Claims arising on account of the EGC Unsecured Notes and the EGC Unsecured Notes Indentures, other than any Claims arising on account of the EGC Repurchased Bonds, which, for the purposes of this Plan, shall not be considered EGC Unsecured Notes Claims.

64.         “EGC Unsecured Notes Guaranty Claims” means any guaranty Claims against EXXI arising on account of the EGC Unsecured Notes and the EGC Unsecured Notes Indentures.

65.         “EGC Unsecured Notes Indentures” means, collectively, the EGC 6.875% Senior Notes Indenture, the EGC 7.50% Senior Notes Indenture, the EGC 7.75% Senior Notes Indenture, and the EGC 9.25% Senior Notes Indenture.

66.         “EGC Unsecured Notes Indenture Trustee” means Wilmington Trust, National Association, as successor trustee under each of the EGC Unsecured Notes Indentures, respectively.

67.          “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

68.         “EPL” means EPL Oil & Gas, Inc.

69.         “EPL 8.25% Senior Notes” means the 8.25% senior unsecured notes due February 15, 2018 issued pursuant to the EPL 8.25% Senior Notes Indenture.

70.         “EPL 8.25% Senior Notes Indenture” means that certain indenture dated as of February 14, 2011, by and among EPL, the guarantors party thereto, and U.S. Bank National Association, as trustee, as amended, supplemented, restated, or modified from time to time.

71.         “EPL Commercial Tort Claim” means, as described in the Disclosure Statement, the prepetition commercial tort claim held by EPL, which is not part of the First Lien Lenders’ or the Second Lien Noteholders’ prepetition collateral package, but is subject to the adequate protection liens and claims granted to the First Lien Lenders and Second Lien Noteholders under the Final Cash Collateral Order.

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72.         “EPL Interest Payment” means the interest payment made by EPL on account of the EPL Unsecured Notes on or around March 14, 2016.

73.          “EPL New Warrant Package” means warrants equal to an aggregate of 2.4% of the New Equity (subject to dilution from the Management Incentive Plan, but otherwise subject to anti-dilution adjustments for stock dividends, stock splits, and similar combinations or subdivisions of the common stock) with a maturity of 5 years from the Effective Date and an equity strike price equal to $1.45 billion divided by the number of shares of common stock in New Parent outstanding on the Effective Date.

74.          “EPL Repurchased Bonds” means the approximately $267 million face value of EPL Unsecured Notes Claims asserted by EGC.

75.         “EPL Unsecured Notes Claims” means, collectively, Claims arising on account of the EPL 8.25% Senior Notes other than any Claims arising on account of the EPL Repurchased Bonds, which, for purposes of this Plan, shall not be considered EPL Unsecured Notes Claims.

76.         “EPL Unsecured Notes Indenture Trustee” means Delaware Trust Company, as successor trustee under the EPL 8.25% Senior Notes Indenture.

77.         “Equity Committee” means the official committee of equity holders appointed in the Chapter 11 Cases.

78.          “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

79.         “Exculpated Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Plan Support Parties; (d) the Creditors’ Committee and its past and current members in their capacities as such; (e) the First Lien Agent; (f) the First Lien Secured Parties; (g) the Second Lien Indenture Trustee; (h) the Second Lien Collateral Trustee; (i) the Provisional Liquidator; and (j) with respect to each of the foregoing Entities in clauses (a) through (i), such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such.

80.          “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

81.         “Exit Facility” means a new credit facility or credit facilities, on the terms and conditions (including amount) set forth in the Exit Facility Term Sheet, and otherwise satisfactory to the Debtors, the First Lien Agent, and the Majority Second Lien Plan Support Parties.

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82.         “Exit Facility Agent” means the administrative agent and collateral agent under the Exit Facility, or any successor thereto, solely in its capacity as such.

83.         “Exit Facility Documents” means the Exit Facility and any other guarantee, security, and relevant documentation with respect to the Exit Facility, each in form and substance acceptable to the First Lien Agent.

84.         “Exit Facility Term Sheet” means that certain term sheet attached hereto as Exhibit 1 and incorporated herein by reference.

85.         “EXXI” means Energy XXI Ltd.

86.         “EXXI 3.0% Senior Convertible Notes Claims” means, collectively, claims arising on account of the EXXI 3.0% Senior Convertible Notes.

87.         “EXXI 3.0% Senior Convertible Notes” means the 3.0% senior convertible notes due on December 15, 2018 issued pursuant to the EXXI 3.0% Senior Convertible Notes Indenture.

88.         “EXXI 3.0% Senior Convertible Notes Indenture” means that certain indenture dated as of November 22, 2013 among EXXI and Wilmington Savings Fund Society, FSB, as trustee.

89.         “EXXI 3.0% Senior Convertible Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, as successor trustee, under the EXXI 3.0% Senior Convertible Notes Indenture.

90.         “EXXI Common Stock” means EXXI’s authorized and issued common stock outstanding as of the Petition Date.

91.         “EXXI Holdings Promissory Note” means that certain 4.14% promissory note in principal amount of $5,490,000 dated September 4, 2012 among Energy XXI Holdings, Inc., as promisor, and BB&T Equipment Finance Corporation, as payee.

92.         “EXXI Holdings Promissory Note Claim” means any Secured Claim arising on account of the EXXI Holdings Promissory Note.

93.         “EXXI Interests” means, collectively, EXXI Common Stock and EXXI Preferred Stock.

94.         “EXXI Preferred Stock” means EXXI’s authorized and issued shares of 5.625% Perpetual Convertible Preferred Stock and shares of 7.25% Perpetual Convertible Preferred Stock, in each case, outstanding, as of the Petition Date.

95.         “Exxon” means Exxon Mobil Corporation.

96.         “ExxonMobil” means, collectively, Exxon, its affiliates, successors, or assigns.

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97.         “Exxon LCs” means the approximately $225 million in undrawn letters of credit EGC has delivered in favor of Exxon, the purpose of which is to guarantee any actual plugging and abandonment expenditures with respect to certain properties that EGC purchased from Exxon pursuant to that certain Purchase and Sale Agreement effective December 1, 2010 among Exxon Mobil Corporation, Mobil Oil Exploration & Producing Southeast, Inc., ExxonMobil Pipeline Company, and Mobil Eugene Island Pipeline Company, as sellers, and Energy XXI GOM, LLC, as buyer.

98.         “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

99.         “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Court or, with respect to the filing of a Proof of Claim or proof of Interest, the Notice and Claims Agent or the Court through the PACER or CM/ECF website.

100.        “Final Cash Collateral Order” means the Final Order entered by the Court authorizing the Debtors to, on a final basis, (a) use cash collateral during the pendency of the Chapter 11 Cases, (b) pay certain fees and expenses, and (c) granting certain related relief [Docket No. 319], as amended from time to time.

101.        “Final Order” means (i) an order or judgment of the Court, as entered on the docket in any Chapter 11 Case (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction, or (ii) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Court (or any other court of competent jurisdiction, including in an appeal taken) in the Chapter 11 Cases (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

102.        “First Lien Agent” means Wells Fargo Bank, N.A. as administrative agent under the First Lien Credit Agreement.

103.        “First Lien Claims” means, collectively, Claims against the Debtors arising under the First Lien Credit Agreement.

104.        “First Lien Credit Agreement” means that certain Second Amended and Restated First Lien Credit Agreement, dated as of May 5, 2011, by and among EGC, each of the guarantors party thereto, the First Lien Agent, and the lenders and agents from time-to-time party thereto (as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date).

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105.        “First Lien Lenders” refers collectively to the lenders party to the First Lien Credit Agreement.

106.        “First Lien Prepetition Indebtedness” means $69,300,000, plus any liability with respect to any letters of credit issued under the First Lien Credit Agreement which are drawn following the Petition Date, plus accrued and unpaid interest, fees and costs and expenses, including, without limitation, attorney’s fees, agent’s fees, other professional fees and disbursements, in each case, in accordance with the First Lien Credit Agreement.

107.        “First Lien Secured Parties” means the “Secured Parties” as such term is defined in the First Lien Credit Agreement.

108.        “General Unsecured Claim” means any Unsecured Claim against any Debtor (including, for the avoidance of doubt, any Claim arising from the rejection of an Executory Contract or Unexpired Lease) that is not otherwise paid in full or otherwise satisfied during the Chapter 11 Cases pursuant to an order of the Court, other than a Priority Tax Claim, an Other Priority Claim, a Second Lien Notes Deficiency Claim, a Second Lien Notes Guaranty Claim, an EGC Unsecured Notes Claim, an EGC Unsecured Notes Guaranty Claim, an EPL Unsecured Notes Claim, an EXXI 3.0% Senior Convertible Notes Claim, a Trade Claim, a Section 510(b) Claim, or an Intercompany Claim; provided, however that if the holder of a Trade Claim elects not to receive the Trade Claim Settlement Distribution, such Trade Claim shall be treated as a General Unsecured Claim to the extent that such Claim is subsequently determined to be Unsecured pursuant to Article VII.B hereof.

109.        “General Unsecured Claim Distribution” means $1,470,000.

110.        “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

111.        “Governmental Bar Date” means October 11, 2016 at 5:00 p.m. (prevailing Central Time), the date established pursuant to the Bar Date Order by which Proofs of Claim of Governmental Units must be Filed.

112.        “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.

113.        “Indentures” means the EGC Unsecured Notes Indentures, the EPL 8.25% Senior Notes Indenture, the EXXI 3.0% Senior Convertible Notes Indenture, and the Second Lien Indenture.

114.        “Indenture Trustees” means the EGC Unsecured Notes Indenture Trustee, the EPL Unsecured Notes Indenture Trustee, the EXXI 3.0% Senior Convertible Notes Indenture Trustee, and the Second Lien Indenture Trustee.

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115.        “Indemnification Obligations” means each of the Debtors’ indemnification obligations, whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, or employment contracts, for the current and former directors and the officers of the Debtors; provided, however that the Indemnification Obligations shall not include any indemnification obligations arising under the D&O Liability Insurance Policies.

116.        “Initial Distribution Date” means the date on which the Disbursing Agent shall make initial distributions to Holders of Claims pursuant to the Plan, which shall be a date selected by the Reorganized Debtors in their sole discretion.

117.        “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

118.        “Intercompany Claim” means any Claim, other than a Claim arising under the EGC Intercompany Note, held by one Debtor or a Non-Debtor Subsidiary against another Debtor.

119.        “Intercompany Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 12, 2015 between Wells Fargo Bank, N.A., as priority lien agent, and EGC.

120.        “Intercompany Interest” means, other than an Interest in EXXI, an Interest in one Debtor or Non-Debtor Subsidiary held by another Debtor.

121.        “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 12, 2015 between Wells Fargo Bank, N.A., as priority lien agent, and the Second Lien Collateral Trustee.

122.        “Interests” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, the Preferred Stock and the Common Stock, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement), including any Claim against the Debtors that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

123.        “Interim Compensation Order” means the order entered by the Court establishing procedures for compensation of Professionals [Docket No. 409].

124.        “Interim Cash Collateral Order” means the interim order entered by the Court authorizing the Debtors, on an interim basis, to (a) use cash collateral during the pendency of the Chapter 11 Cases, (b) pay certain fees and expenses, and (c) granting certain related relief [Docket No. 66].

125.        “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

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126.        “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

127.        “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas.

128.        “Majority Plan Support Parties” is used as defined in the Plan Support Agreement.

129.        “Majority Second Lien Plan Support Parties” is used as defined in the Plan Support Agreement.

130.        “Management Equity Pool” means up to 5% of the total New Equity on a fully diluted basis reserved under the Management Incentive Plan, 3% of which will be allocated by the New Parent Board to officers, directors, employees, and consultants of the Reorganized Debtors no later than 120 days after the Effective Date on terms and conditions determined by the New Parent Board, including the type of equity based awards.

131.        “Management Incentive Plan” means that certain post-Effective Date management and New Parent Board incentive plan, pursuant to which the Management Equity Pool shall be reserved and allocated as part of the compensation provided to the Reorganized Debtors’ officers, directors, employees, and consultants.

132.        “New Boards” means the initial board of directors, members, or managers, as applicable, of each Reorganized Debtor, including the New Parent Board.

133.        “New Equity” means the common stock or limited liability company interests, as applicable, of New Parent to be issued pursuant to the Plan on the Effective Date.

134.        “New Money Contribution” means a new money contribution, which may be in the form of Cash, a new credit facility or credit facilities, or other financing and the terms of which shall be disclosed in the Plan Supplement; provided, however that the Exit Facility shall be senior in priority to any New Money Contribution in the form of financing.

135.        “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of each of the Reorganized Debtors, which forms shall be included in the Plan Supplement.

136.        “New Parent” means Reorganized EGC.

137.        “New Parent Board” means the initial board of directors of New Parent, as determined pursuant to Article IV.H.

138.        “New Warrant Package” means, collectively, the EGC New Warrant Package and the EPL New Warrant Package.

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139.        “New Warrant Agreement” means the document governing the New Warrant Package, the form of which shall be included in the Plan Supplement. The New Warrant Agreement will (i) provide for anti-dilution adjustments (in addition to those included in the definitions of EGC New Warrant Package and EPL New Warrant Package) solely for spin-offs and other asset distributions and extraordinary cash distributions, and (ii)  provide that, in connection with a merger or similar sale of New Parent, each warrant will become exercisable for such cash, stock, securities or other assets or property as would have been payable in such sale transaction with respect to the New Parent securities issuable upon exercise of such warrant if such warrant had been exercised immediately prior to the occurrence of such transaction.

140.        “Non-Debtor Subsidiaries” means all of EXXI’s wholly and not-wholly owned subsidiaries who are not Debtors in these Chapter 11 Cases, including: (a) Energy XXI Insurance Limited; (b) Energy XXI M21K, LLC; (c) Energy XXI GIGS Services, LLC; and (d) the Bermuda Subsidiaries.

141.        “Notes” means the EGC Unsecured Notes, the EPL 8.25% Senior Notes, the EXXI 3.0% Senior Convertible Notes, and the Second Lien Notes.

142.        “Notice and Claims Agent” means Epiq Bankruptcy Solutions, LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases pursuant to the order entered by the Court on April 15, 2016 [Docket No. 92].

143.        “OCS” means the Outer Continental Shelf.

144.        “Ordinary Course Professionals” means the various Professionals the Debtors employ in the ordinary course of their business and retained by the Debtors pursuant to, and who are subject to, the Ordinary Course Professionals Order.

145.        “Ordinary Course Professionals Order” means the order entered by the Court establishing the procedures for retaining and compensating the Ordinary Course Professionals [Docket No. 408].

146.        “Other Priority Claim” means any Claim against a Debtor other than an Administrative Claim or a Secured Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, to the extent such claim has not already been paid during the Chapter 11 Cases.

147.        “Other Secured Claim” means any Secured Claim other than the following: (a) First Lien Claims; (b) Second Lien Notes Claims; (c) Secured Tax Claims; (d) Secured Trade Claims; or (e) Claims arising under the EGC Intercompany Note. For the avoidance of doubt, “Other Secured Claims” includes any Claim against a Debtor, other than a Claim arising on account of the Exxon LCs, arising under, derived from, or based upon any letter of credit issued for the account of one or more Debtors, the reimbursement obligation for which is either secured by a Lien or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

148.        “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

149.        “Petition Date” means April 14, 2016, the date on which each Debtor Filed its voluntary petition for relief commencing the Chapter 11 Cases.

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150.         “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the Plan Support Agreement and the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices, and schedules to the Plan.

151.        “Plan Mediation Term Sheet” shall mean that certain term sheet attached as Exhibit A to the Plan Support Agreement.

152.        “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, each of which shall be in form and substance reasonably acceptable to the Majority Second Lien Plan Support Parties (as amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, the Bankruptcy Rules, and the Plan Support Agreement), to be Filed by the Debtors no later than 10 Business Days before the Confirmation Hearing, and additional documents or amendments to previously Filed documents, Filed before the Confirmation Date as amendments to the Plan Supplement (which, for the avoidance of doubt, shall also be in form and substance reasonably acceptable to the Majority Second Lien Plan Support Parties), including the following, as applicable: (a) the New Organizational Documents; (b) the terms of the Exit Facility; (c) the Schedule of Rejected Executory Contracts and Unexpired Leases; (d) the Schedule of Assumed Executory Contracts and Unexpired Leases; (e) a list of retained Causes of Action; (f) the Description of the Transaction Steps; (g) the Management Incentive Plan; (h) the CEO Employment Agreement; (i) the identity of the members of the New Boards and the senior management team to be retained by the Reorganized Debtors as of the Effective Date (to the extent known); (j) the New Warrant Agreement and (k) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan; provided, that the New Warrant Agreement, the Plan, the Confirmation Order, and any New Money Contribution shall be in form and substance reasonably acceptable to the Majority Plan Support Parties; provided further, that, with respect to the documents contained in, and exhibits to, the Plan Supplement other than the New Warrant Agreement, the Plan, the Confirmation Order, and any New Money Contribution, the Majority Plan Support Parties (excluding the Majority Second Lien Plan Support Parties) shall have reasonable consent rights with respect to only those terms (which, for the avoidance of doubt, shall include the terms providing for the specific minority protections that are expressly set forth in the Plan Mediation Term Sheet) that could reasonably be expected to impair the economic treatment provided under the Plan and the Plan Mediation Term Sheet for the applicable Majority Plan Support Party. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date consistent with the Plan Support Agreement.

153.        “Plan Support Agreement” means that certain Plan Support Agreement, dated November 14, 2016, by and among the Debtors and the Plan Support Parties, as may be further amended, modified, or supplemented, from time to time, in accordance with the terms thereof.

154.        “Plan Support Parties” is used as defined in the Plan Support Agreement.

155.        “Plan Support Parties Fees” means, to the extent not already authorized pursuant to the Final Cash Collateral Order, and except with respect to the Debtors, the Creditors’ Committee, and the Second Lien Plan Support Parties, the reasonable and documented fees and expenses incurred on or after the Petition Date of the Plan Support Parties Professionals and the Indenture Trustees that are Plan Support Parties as of the Effective Date (excluding fees and expenses of the Indenture Trustees payable pursuant to Article VI.B.1(e)-(g)).

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156.         “Plan Support Parties Fee Escrow Account” means an interest-bearing account in an amount equal to the Plan Support Parties Fee Reserve Amount and funded by the Debtors on the Effective Date, pursuant to Article IV.R.

157.        “Plan Support Parties Fee Reserve Amount” means the total amount of Plan Support Parties Fees reasonably estimated in accordance with Article IV.R.1.

158.        “Plan Support Parties Professionals” means counsel and financial advisors (including valuation and any other experts) and management and industry consultants to those Entities or ad hoc groups that are Plan Support Parties as of the Effective Date (other than the Debtors, the Creditors’ Committee, the Second Lien Indenture Trustee, and the Second Lien Plan Support Parties), the Ad Hoc EGC Unsecured Noteholder Group, and the Ad Hoc EPL Unsecured Noteholder Group.

159.         “Priority Tax Claim” means any Claim against a Debtor of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

160.         “Pro Rata” means, unless indicated otherwise, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that respective Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

161.        “Professional” means an Entity employed pursuant to a Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

162.        “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Court. To the extent the Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Allowed Professional Fee Claim.

163.        “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount and funded by the Debtors on the Effective Date, pursuant to Article II.B.

164.        “Professional Fee Reserve Amount” means the total amount of Professional Fee Claims estimated in accordance with Article II.B.3.

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165.        “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

166.        “Provisional Liquidator” means John McKenna, as appointed under the Provisional Liquidator Appointment Order.

167.        “Provisional Liquidator Appointment Order” means the order entered by the Bermuda Court on April 15, 2016 in the Bermuda Proceeding appointing the Provisional Liquidator.

168.        “Reinstated” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

169.        “Registration Rights Beneficiaries” means each party to the Plan Support Agreement that receives 10% or more of the New Equity or otherwise reasonably determines that it is an “affiliate” of the Reorganized Debtors (as such term is defined in the Securities Act) and receives “restricted” or “control” (as such terms are defined in the Securities Act) New Equity.

170.        “Released Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Creditors’ Committee and its past and current members in their capacities as such; (d) the First Lien Agent; (e) the First Lien Secured Parties; (f) the Plan Support Parties; (g) the Second Lien Indenture Trustee; (h) the Second Lien Collateral Trustee; (i) the Provisional Liquidator; and (j) with respect to each of the foregoing parties under (a) through (i) such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such.

171.        “Releasing Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Creditors’ Committee and its past and current members in their capacities as such; (d) the First Lien Agent; (e) the First Lien Secured Parties; (f) the Second Lien Indenture Trustee; (g) the Plan Support Parties; (h) the Provisional Liquidator; (i) all holders of Claims and Interests that are deemed to accept the Plan; (j) all holders of Claims and Interests who vote to accept the Plan; (k) all holders of Claims and Interests who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (l) all holders of Claims and Interests who vote to reject the Plan and who do not opt out of the releases provided by the Plan; and (m) with respect to each of the foregoing parties under (a) through (l), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such. For the avoidance of doubt, the term “Releasing Party” does not include (i) holders of Claims or Interests who are not entitled to vote on the Plan or (ii) holders of EXXI Interests in their capacities as such.

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172.         “Reorganized Debtors” means the Debtors, or any successors thereto, by merger, consolidation, or otherwise, on or after the Effective Date, including New Parent.

173.        “Reorganized EGC” means EGC or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

174.        “Reorganized EPL” means EPL or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

175.        “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated April 11, 2016, by and among the Debtors and the Restructuring Support Parties, as amended, modified, or supplemented, from time to time.

176.        “Restructuring Support Parties” means each Entity, other than a Debtor, that was party to the Restructuring Support Agreement.

177.        “Restructuring Transactions” means all actions that may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate, the Plan Support Agreement and the Plan.

178.         “Royalty and Working Interests” means the working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, non-participating royalty interests, production payments, and all rights to payment or production arising from such interests.

179.        “Royalty Order” means the Final Order entered by the Court authorizing the payment or application of funds attributable to mineral payments and working interests [Docket No. 320].

180.        “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors and assigned to the Reorganized Debtors pursuant to the Plan, as set forth in the Plan Supplement, as may be amended from time to time prior to the Effective Date.

181.        “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, as set forth in the Plan Supplement, as may be amended from time to time prior to the Effective Date.

182.        “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

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183.        “SEC” means the United States Securities and Exchange Commission.

184.        “SEC Asserted Claim” means the $3.9 million General Unsecured Claim filed against EXXI by the SEC [Claim No. 257].

185.        “Second Lien Collateral Trustee” means U.S. Bank National Association in its capacity as the collateral trustee under that certain Collateral Trust Agreement, dated as of March 12, 2015, between EGC, each of the guarantors thereto, the Second Lien Indenture Trustee, and the U.S. Bank National Association as Collateral Trustee.

186.        “Second Lien Indenture” means that certain Indenture, dated as of March 12, 2015 (as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date), among EGC, each of the guarantors party thereto, and the Second Lien Indenture Trustee.

187.        “Second Lien Indenture Trustee” means U.S. Bank, N.A, in its capacity as the trustee under the Second Lien Indenture.

188.         “Second Lien Noteholders” means the holders of the Second Lien Notes, solely in their capacity as such.

189.         “Second Lien Notes” means the Secured notes under the Second Lien Indenture.

190.         “Second Lien Notes Claim” means any Claim against the Debtors on account of the Second Lien Notes and the Second Lien Indenture.

191.        “Second Lien Notes Deficiency Claim” means any deficiency claim arising on account of the Second Lien Notes and the Second Lien Indenture.

192.        “Second Lien Notes Guaranty Claim” means any Unsecured guaranty claim arising on account of the Second Lien Notes and the Second Lien Indenture.

193.         “Second Lien Plan Support Parties” is used as defined in the Plan Support Agreement.

194.         “Second Lien Prepetition Indebtedness” means the aggregate principal amount of $1,450,000,000 in respect of the Second Lien Notes pursuant to, and in accordance with, the Second Lien Documents (as defined in the Interim Cash Collateral Order), plus accrued and unpaid interest, premiums, fees and costs and expenses, including, without limitation, attorney’s fees, trustee’s fees, other professional fees and disbursements, and other obligations owing under the Second Lien Documents, including all amounts due pursuant to Section 6.02 of the Second Lien Indenture (including, without limitation, the Applicable Premium (as defined in the Second Lien Indenture)).

195.        “Section 510(b) Claim” means any Claim against a Debtor arising from (a) rescission of a purchase or sale of a security of any Debtor or an Affiliate of any Debtor, (b) purchase or sale of such a security, or (c) reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

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196.        “Secured” means when referring to a Claim, a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

197.        “Secured Tax Claim” means any Secured Claim against any Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

198.        “Secured Trade Claims Bar Date” means the first Business Day that is 45 days after the Effective Date.

199.         “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended, or any similar federal, state or local law.

200.        “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

201.        “Settled Issues” shall have the meaning set forth in Article VIII.A.

202.        “Termination Date” shall have the meaning ascribed to such term in the Plan Support Agreement.

203.        “Termination Event” shall have the meaning ascribed to such term in the Plan Support Agreement.

204.        “Trade Claim” means a Claim against any Debtors that is held by an Entity (other than operators of oil and gas properties arising under operating agreements to which a Debtor is a party) arising on account of labor performed, or services, materials, goods or equipment furnished with respect to development, drilling, completion, maintenance, repair, operations or related activity on or with respect to any lands, material, machinery, supplies, improvements, oil and gas leases, or wells or pipelines owned, in whole or in part, by one or more of the Debtors.

205.        “Trade Claim Settlement Distribution” means (a) Cash in an amount equal to $0.90 on account of each dollar of an Allowed Trade Claim and (b) a release by the Debtors of all Avoidance Actions against the holders of Allowed Trade Claims.

206.        “Trade Claim Settlement Release” means a release of all third party working interest owners and other Persons by any holder of a Trade Claim of: (i) such holder’s Trade Claims and (ii) any and all liability for, or enforcement of, any potential liens, Liens or Claims with respect to the property to which such Trade Claims, potential liens, Liens or Claims relate.

207.        “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

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208.        “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

209.        “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim whose holder has not: (a) accepted such distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept such distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate such distribution; or (d) taken any other action necessary to facilitate such distribution.

210.        “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

211.        “Unimpaired” means, with respect to a Class of Claims or Interests, a Class consisting of Claims or Interests that are “unimpaired” within the meaning of section 1124 of the Bankruptcy Code, including through payment in full in Cash or Reinstatement.

212.        “Unsecured” means not Secured.

213.         “Voting Deadline” means December 9, 2016, the extended deadline for submitting votes to accept or reject the Plan as set by the Court.

214.        “Voting Procedures” means the procedures and instructions for voting on the Plan and related deadlines as set forth in the Court order approving the Disclosure Statement.

B.	Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan and the Plan Support Agreement; (4) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan or hereto; (5) unless otherwise stated, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (6) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (8) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (9) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; and (10) any docket number references in the Plan shall refer to the docket number of any document Filed with the Court in the Chapter 11 Cases.

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C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing, other than the Plan Supplement), the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

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Article II.
ADMINISTRATIVE CLAIMS, PROFESSIONAL
FEE CLAIMS, AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims, and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a holder of an Allowed Administrative Claim and the applicable Debtor(s), with the consent of the Majority Second Lien Plan Support Parties, agree to less favorable treatment, each holder of an Allowed Administrative Claim shall be paid in full in Cash on the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ businesses shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

Except as otherwise provided in this Article II.A and except with respect to Administrative Claims that are Professional Fee Claims, (i) requests for payment of Administrative Claims arising in the time period between the Petition Date and the Administrative Claims Bar Date must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Administrative Claims Order no later than the Administrative Claims Bar Date, and (ii) requests for payment of Administrative Claims arising between the Administrative Claims Bar Date and the Effective Date must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such dates shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 60 days after the Effective Date or such other date fixed by the Court. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed.

For the avoidance of doubt, Claims for fees and expenses of advisors to the Debtors, the Creditors’ Committee, and the Equity Committee shall constitute Professional Fee Claims.

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B.	Professional Compensation

1.	Final Fee Applications

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the Effective Date, must be Filed and served on the Reorganized Debtors no later than 45 days after the Effective Date. All such final requests will be subject to approval by the Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court in the Chapter 11 Cases, including the Interim Compensation Order, and once approved by the Court, will be promptly paid from the Professional Fee Escrow Account up to its full Allowed amount. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be promptly paid by the Reorganized Debtors without any further action or order of the Court.

2.	Professional Fee Escrow Account

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount, which shall be funded by New Parent. The Professional Fee Escrow Account shall not be subject to any Lien and shall be maintained in trust solely for the benefit of the Professionals. The funds in the Professional Fee Escrow Account shall not be considered property of the Estates or of the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by a Final Order. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court.

3.	Professional Fee Reserve Amount

Professionals shall reasonably estimate their unpaid Professional Fee Claims before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five Business Days before the Effective Date, provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or Reorganized Debtors shall, in the ordinary course of business and without any further notice or application to or action, order, or approval of the Court, pay in Cash the reasonable, actual, and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred on or after the Effective Date by the Professionals. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or Reorganized Debtors may employ and pay any Professional for fees and expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order, or approval of the Court.

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C.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

D.	Statutory Fees

All fees payable pursuant to 28 U.S.C. §1930(a) shall be paid by the Debtors or Reorganized Debtors, as applicable, for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or a final decree is issued, whichever occurs first. The Reorganized Debtors shall continue to file quarterly-post confirmation operating reports in accordance with the U.S. Trustee’s Region 7 Guidelines for Debtors-in-Possession.

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification

Claims and Interests, except for Administrative Claims, Professional Fee Claims, Cure Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor and the classifications set forth in Classes 1 through 15 shall be deemed to apply to each Debtor. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be 15 Classes for each Debtor); provided, that, any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D below.

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1.	Class Identification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Presumed to Accept
2	Other Secured Claims	Unimpaired	Presumed to Accept
3	Secured Tax Claims	Unimpaired	Presumed to Accept
4	EXXI Holdings Promissory Note Claims	Unimpaired	Presumed to Accept
5	First Lien Claims	Impaired	Entitled to Vote
6	Second Lien Notes Claims	Impaired	Entitled to Vote
7	EGC Unsecured Notes Claims	Impaired	Entitled to Vote
8	EPL Unsecured Notes Claims	Impaired	Entitled to Vote
9	EXXI 3.0% Senior Convertible Notes Claims	Impaired	Entitled to Vote
10	Trade Claims	Impaired	Entitled to Vote
11	General Unsecured Claims	Impaired	Entitled to Vote
12	Section 510(b) Claims	Impaired	Not Entitled to Vote
13	Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote
14	Intercompany Interests	Unimpaired/Impaired	Not Entitled to Vote
15	EXXI Interests	Impaired	Deemed to Reject

B.	Treatment of Claims and Interests

1.	Class 1 – Other Priority Claims

a.	Classification: Class 1 consists of Other Priority Claims.

b.	Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each holder thereof shall receive (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim or (ii) such other treatment as may otherwise be agreed to by such holder, the Debtors, and the Majority Plan Support Parties.

c.	Voting: Class 1 is Unimpaired under the Plan. Each holder of an Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the holders of Other Priority Claims will not be entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Secured Claims

a.	Classification: Class 2 consists of Other Secured Claims.

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b.	Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment with the consent of the Majority Plan Support Parties, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Other Secured Claim, each such holder shall receive, at the Debtors’ election (with the consent of the Majority Plan Support Parties), either (i) Cash equal to the full Allowed amount of its Claim, (ii) Reinstatement of such holder’s Allowed Other Secured Claim, (iii) the return or abandonment of the collateral securing such Allowed Other Secured Claim to such holder, or (iv) such other treatment as may otherwise be agreed to by such holder, the Debtors, and the Majority Plan Support Parties.

c.	Voting: Class 2 is Unimpaired under the Plan. Each holder of an Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the holders of Other Secured Claims will not be entitled to vote to accept or reject the Plan.

3.	Class 3 – Secured Tax Claims

a.	Classification: Class 3 consists of Secured Tax Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Secured Tax Claim agrees to a less favorable treatment with the consent of the Majority Plan Support Parties, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Secured Tax Claim, each such holder shall receive, at the Debtors’ election (with the consent of the Majority Plan Support Parties), either (i) Cash equal to the full Allowed amount of its Claim, (ii) Reinstatement of such holder’s Allowed Secured Tax Claim, (iii) the return or abandonment of the collateral securing such Allowed Secured Tax Claim to such holder, or (iv) such other treatment as may otherwise be agreed to by such holder, the Debtors, and the Majority Plan Support Parties.

c.	Voting: Class 3 is Unimpaired under the Plan. Each holder of a Secured Claim Tax will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Secured Tax Claims will not be entitled to vote to accept or reject the Plan.

4.	Class 4 – EXXI Holdings Promissory Note Claims

a.	Classification: Class 4 consists of EXXI Holdings Promissory Note Claims.

b.	Treatment: On the Effective Date, the EXXI Holdings Promissory Note Claims shall be Reinstated.

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c.	Voting: Class 4 is Unimpaired under the Plan. Each holder of an EXXI Holdings Promissory Note Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the holders of the EXXI Holdings Promissory Note Claims will not be entitled to vote to accept or reject the Plan.

5.	Class 5 – First Lien Claims

a.	Classification: Class 5 consists of the First Lien Claims.

b.	Allowance: The First Lien Claims shall be Allowed in the aggregate amount of the First Lien Prepetition Indebtedness.

c.	Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, (i) all letters of credit issued under the First Lien Credit Agreement other than the Exxon LCs shall be Reinstated in accordance with their terms; (ii) the Exxon LCs shall be Reinstated in accordance with that certain letter agreement dated April 27, 2016 and (iii) except to the extent that a holder of an Allowed First Lien Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed First Lien Claim, each such holder shall receive its Pro Rata share of the Reorganized Debtors’ obligations under the Exit Facility.

d.	Voting: Class 5 is Impaired under the Plan. Holders of First Lien Claims will be entitled to vote to accept or reject the Plan.

6.	Class 6 – Second Lien Notes Claims

a.	Classification: Class 6 consists of all Second Lien Notes Claims, including Secured Second Lien Notes Claims and the Second Lien Notes Deficiency Claim.

b.	Allowance: The Second Lien Notes Claims shall be Allowed in the aggregate amount of the Second Lien Prepetition Indebtedness.

c.	Treatment: Except to the extent that a holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment with the consent of the Majority Plan Support Parties, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Second Lien Notes Claim, each such holder shall receive its Pro Rata share of 84% of the New Equity under the Plan, subject to dilution by the Management Incentive Plan and the New Warrant Package.[2]

[2]	Solely for purposes of the good-faith compromise and settlement of the Settled Issues (as defined herein) embodied herein, none of the Second Lien Indenture Trustee or the holders of Second Lien Notes Claims shall have any Administrative Claims arising from Collateral Diminution under (and as defined in) the Final Cash Collateral Order, or under section 507(b) of the Bankruptcy Code, and all Administrative Claims arising from or related to diminution in the value of interests in the collateral for the Second Lien Notes, if any, shall be deemed waived solely for the purposes of confirming this Plan (but not for any other plan that may be confirmed in these Chapter 11 Cases).

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d.	Voting: Class 6 is Impaired under the Plan. Each holder of an Allowed Second Lien Notes Claim will be entitled to vote to accept or reject the Plan.

7.	Class 7 – EGC Unsecured Notes Claims

a.	Classification: Class 7 consists of all EGC Unsecured Notes Claims.

b.	Treatment: Except to the extent that a holder of an Allowed EGC Unsecured Notes Claim agrees to less favorable treatment with the consent of the Majority Plan Support Parties, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed EGC Unsecured Notes Claim, each holder of an Allowed EGC Unsecured Notes Claim shall receive such holder’s Pro Rata share of (a) 12% of the New Equity under the Plan, subject to dilution by the Management Incentive Plan and the New Warrant Package, and (b) the EGC New Warrant Package.[3]

c.	Voting: Class 7 is Impaired under the Plan. Each holder of an Allowed EGC Unsecured Notes Claims will be entitled to vote to accept or reject the Plan.

8.	Class 8 – EPL Unsecured Notes Claims

a.	Classification: Class 8 consists of all EPL Unsecured Notes Claims.

b.	Treatment: Except to the extent that a holder of an Allowed EPL Unsecured Notes Claim agrees to less favorable treatment with the consent of the Majority Plan Support Parties, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed EPL Unsecured Notes Claim, each holder of an Allowed EPL Unsecured Notes Claim shall receive such holder’s Pro Rata share of (a) 4% of the New Equity under the Plan, subject to dilution by the Management Incentive Plan and the New Warrant Package, and (b) the EPL New Warrant Package.[4]

[3]	The distribution to holders of EGC Unsecured Notes Claims does not include any distribution to EGC on account of the EGC Repurchased Bonds. For the avoidance of doubt, EGC will not receive a distribution on account of the EGC Repurchased Bonds.

[4]	The distribution to holders of EPL Unsecured Notes Claims does not include any distribution to EGC on account of the EPL Repurchased Bonds. For the avoidance of doubt, EGC will not receive a distribution on account of the EPL Repurchased Bonds.

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c.	Voting: Class 8 is Impaired under the Plan. Each holder of an Allowed EPL Unsecured Notes Claim will be entitled to vote to accept or reject the Plan.

9.	Class 9 – EXXI 3.0% Senior Convertible Notes Claims

a.	Classification: Class 9 consists of all EXXI 3.0% Senior Convertible Notes Claims.

b.	Treatment: Except to the extent that a holder of an Allowed EXXI 3.0% Senior Convertible Notes Claim agrees to less favorable treatment with the consent of the Majority Plan Support Parties, on the Effective Date, or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed EXXI 3.0% Senior Convertible Notes Claim, each holder of an Allowed EXXI 3.0% Senior Convertible Notes Claims shall receive such holder’s Pro Rata share of $2,000,000.

c.	Voting: Class 9 is Impaired under the Plan. Each holder of an Allowed EXXI 3.0% Senior Convertible Notes Claim will be entitled to vote to accept or reject the Plan.

10.	Class 10 – Trade Claims

a.	Classification: Class 10 consists of all Trade Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Trade Claim agrees to less favorable treatment (with the consent of the Majority Plan Support Parties), in full and final satisfaction, compromise, settlement, release, and discharge of each Allowed Trade Claim and of and in exchange for each Allowed Trade Claim, each such holder shall, at its election, either (i) receive such holder’s Trade Claim Settlement Distribution or (ii) to the extent the Bankruptcy Court or another court of competent jurisdiction enters a Final Order finding that such Allowed Trade Claim is Secured, Cash in the amount of such Secured Allowed Trade Claim.

1.           If the holder of a Trade Claim elects to receive such holder’s Trade Claim Settlement Distribution, (a) such election shall constitute the Trade Claim Settlement Release, (b) such holder shall be deemed to assign its Trade Claim and any liens or security interests securing such Trade Claims to the Reorganized Debtors, and (c) the Trade Claim Settlement Distribution on account of such Trade Claim shall be made on or about the later of (i) the Effective Date and (ii) the date such Trade Claim becomes Allowed.

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2.           If the holder of a Trade Claim elects not to receive the Trade Claim Settlement Distribution, the first payment on account of its Trade Claim shall be made on or about the date such Trade Claim is determined to be Secured pursuant to a Final Order, on which date such Trade Claim shall become Allowed. Thereafter, the holder of such Secured Allowed Trade Claim shall receive a second and final payment for the remainder of such Secured Allowed Trade Claim on the last Business Day of the following calendar quarter. If the holder of a Trade Claim elects not to receive the Trade Claim Settlement Distribution and any portion of its Claim is determined to be Unsecured pursuant to a Final Order, such Unsecured Claim will be treated as a General Unsecured Claim.

c.	Voting: Class 10 is Impaired under the Plan. Each holder of an Allowed Trade Claim will be entitled to vote to accept or reject the Plan.

11.	Class 11 - General Unsecured Claims

a.	Classification: Class 11 consists of all Allowed General Unsecured Claims.

b.	Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, except to the extent that a holder of a Class 11 Allowed General Unsecured Claim agrees to a less favorable treatment with the consent of the Majority Plan Support Parties, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Class 11 Claim, each such holder shall receive its Pro Rata share of the General Unsecured Claim Distribution.

c.	Voting: Class 11 is Impaired under the Plan. Each holder of an Allowed General Unsecured Claim in Class 11 will be entitled to vote to accept or reject the Plan.

12.	Class 12 – Section 510(b) Claims

a.	Classification: Class 12 consists of all Section 510(b) Claims.

a.	Treatment: Class 12 Section 510(b) Claims, if any, shall be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and holders of Section 510(b) Claims shall not receive any distribution on account of such Section 510(b) Claims.

b.	Voting: Class 12 is Impaired under the Plan. Each holder of a Section 510(b) Claim will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of a Section 510(b) Claim will not be entitled to vote to accept or reject the Plan.

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13.	Class 13 - Intercompany Claims

a.	Classification: Class 13 consists of all Intercompany Claims.

b.	Treatment: Intercompany Claims shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, shall be cancelled. No distribution shall be made on account of any Intercompany Claims other than in the ordinary course of business of the Reorganized Debtors, as applicable.

c.	Voting: Intercompany Claims are either Unimpaired, in which case the holders of such Intercompany Claims conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the holders of such Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Intercompany Claim will not be entitled to vote to accept or reject the Plan.

14.	Class 14 - Intercompany Interests

a.	Classification: Class 14 consists of all Intercompany Interests.

b.	Treatment: Intercompany Interests shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, shall be cancelled. No distribution shall be made on account of any Intercompany Interests.

No distributions on account of Intercompany Interests are being made to the holders of such Intercompany Interests. Instead, to the extent Intercompany Interests are Reinstated under the Plan, such Reinstatement is solely for the purposes of administrative convenience, for the ultimate benefit of the holders of the New Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt: (1) to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall continue to be owned by the Reorganized Debtor that corresponds to the Debtor that owned such Intercompany Interests prior to the Effective Date; and (2) except as set forth in the Description of the Transaction Steps, no Interests in a Debtor or Non-Debtor Subsidiary, or Affiliate of a Debtor or Non-Debtor Subsidiary, held by a Non-Debtor Subsidiary or a Non-Debtor Affiliate of a Debtor will be affected by the Plan.

c.	Voting: Intercompany Interests are either Unimpaired, in which case the holders of such Intercompany Interests conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, in which case the holders of such Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Intercompany Interest will not be entitled to vote to accept or reject the Plan.

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15.	Class 15 – EXXI Interests

a.	Classification: Class 15 consists of all EXXI Interests.

b.	Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, all EXXI Interests will be extinguished in accordance with the Description of the Transaction Steps and the holders of EXXI Interests shall not receive or retain any distribution, property, or other value on account of their EXXI Interests.[5]

c.	Voting: Class 15 is Impaired under the Plan. Each holder of an EXXI Interest will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an EXXI Interest will not be entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims.

D.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors reserve the right to seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests, and the filing of the Plan shall constitute a motion for such relief.

E.	Elimination of Vacant Classes

Any Class of Claims that does not contain an Allowed Claim or a Claim temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

F.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by such Class.

[5]	EXXI will be wound up under Bermuda law by the Supreme Court of Bermuda. Bermuda law provides that equity interests will only receive payment in the event of all creditors having been paid in full, including interest. As there will be no surplus remaining at EXXI, there will be no payment on equity Interests which will effectively be extinguished upon dissolution of the Company.

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G.	Subordinated Claims

Except as may be the result of the settlement described in Article VIII.A of the Plan, the allowance, classification, and treatment of all Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors, with the consent of the Majority Second Lien Plan Support Parties and in consultation with the Majority Plan Support Parties, shall undertake the Restructuring Transactions, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (4) all transactions necessary to provide for the purchase of some or substantially all of the assets of or Interests in any of the Debtors, which transactions shall be structured in the most tax efficient manner, including in whole or in part as a taxable transaction for United States federal income tax purposes, as determined by the Debtors and the Majority Second Lien Plan Support Parties; (5) the execution and delivery of the Exit Facility Documents; (6) the consummation of the New Money Contribution; (7) the execution and delivery of Definitive Documentation not otherwise included in the foregoing, if any; and (8) all other actions that the Debtors, the Reorganized Debtors, or the Majority Second Lien Plan Support Parties determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

B.	Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan as follows:

1.	Issuance and Distribution of New Equity

The New Equity, including options, or other equity awards, if any, reserved under the Management Incentive Plan, shall be authorized on the Effective Date without the need for any further corporate action and without any further action by the holders of Claims or Interests.

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All of the shares of New Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Equity under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

2.	Exit Facility

On the Effective Date, the Reorganized Debtors will enter into the Exit Facility in accordance with the terms of the Exit Facility Term Sheet. The Reorganized Debtors may use the proceeds of the Exit Facility for any purpose permitted by the Exit Facility Documents, including the funding of distributions under the Plan and satisfaction of ongoing working capital needs.

The Confirmation Order shall constitute approval of the Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith), and authorization for the Reorganized Debtors to enter into and perform under the Exit Facility Documents and such other documents as may be required or appropriate.

The Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents (a) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (b) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facility Documents, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

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C.	Distributions to Holders of Trade Claims and General Unsecured Claims

Distributions to holders of Allowed Trade Claims and Allowed General Unsecured Claims shall be funded from Cash on hand available on the applicable distribution date.

D.	Corporate Existence

Except as otherwise provided in the Plan, the Plan Supplement (including the Description of the Transaction Steps), or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement (including the Description of the Transaction Steps), on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the New Organizational Documents.

For the avoidance of doubt, EXXI shall have no assets or operations, and the Provisional Liquidator shall seek entry of an order by the Bermuda Court dispensing with the statutory first meetings of its creditors and contributories and an order dissolving EXXI as soon as practicable following the Effective Date in accordance with the Description of the Transaction Steps. Specifically, following the Effective Date, EXXI will seek a winding-up order on the next scheduled hearing date of the Bermuda winding-up petition in the Bermuda Court. For the avoidance of doubt and in light of the fact that EXXI will have no assets of value and no creditors following the Effective Date, the Provisional Liquidator will seek an order from the Bermuda Court dispensing with the statutory meetings of creditors and contributories and an order dissolving EXXI as soon as practicable following the Effective Date in accordance with the Description of the Transaction Steps. The liquidation proceeding will include: (a) the entry of a winding-up order on the application of EXXI; (b) a separate application by summons issued by the Provisional Liquidator for an order dispensing with the statutory meetings; (c) an application for the dissolution of EXXI and for the books and records of the company and of the liquidators to be disposed of; and (d) a separate application for release of the Provisional Liquidator. Upon the dissolution of EXXI in accordance with Bermuda law, the EXXI Interests will be extinguished.

E.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Plan Supplement (including the Description of the Transaction Steps), or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement (including the Description of the Transaction Steps), on the Effective Date, all property in each Estate, including all Causes of Action, and any property acquired by any of the Debtors, including Interests held by the Debtors in Non-Debtor Subsidiaries, shall vest in each applicable Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors or any administrative agent under the Exit Facility Documents that are necessary to cancel and/or extinguish such Liens and/or security interests.

After the Effective Date, the Reorganized Debtors may present Court order(s) or assignment(s) suitable for filing in the records of every county or governmental agency where the property vested in accordance with the foregoing paragraph is or was located, which provide that such property is conveyed to and vested in the Reorganized Debtors. The Court order(s) or assignment(s) may designate all Liens, Claims, encumbrances, or other interests which appear of record and/or from which the property is being transferred, assigned and/or vested free and clear of. The Plan shall be conclusively deemed to be adequate notice that such Lien, Claim, encumbrance, or other interest is being extinguished and no notice, other than by this Plan, shall be given prior to the presentation of such Court order(s) or assignment(s). Any Person having a Lien, Claim, encumbrance, or other interest against any of the property vested in accordance with the foregoing paragraph shall be conclusively deemed to have consented to the transfer, assignment and vesting of such property to or in the Reorganized Debtors free and clear of all Liens, Claims, charges or other encumbrances by failing to object to confirmation of this Plan, except as otherwise provided in this Plan.

F.	Cancellation of Existing Securities

Except as otherwise provided in the Plan, on the Effective Date: (1) the obligations of the Debtors under the First Lien Credit Agreement, the Second Lien Indenture, the EGC Unsecured Notes Indentures, the EPL Unsecured Notes Indenture, the EXXI 3.0% Senior Convertible Notes Indenture, the EGC Intercompany Note, all EXXI Interests, and each certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest shall be cancelled or extinguished and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; provided that the extinguishment of EXXI Interests shall occur pursuant to Bermuda law in connection with the Bermuda Proceeding and as set forth in Article IV.E. hereof;6 and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided that notwithstanding the releases set forth in Article VIII.F of the Plan, Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of, as applicable: (a) enabling holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided herein and (b) allowing and preserving the rights of the Indenture Trustees to (i) make distributions in satisfaction of Allowed Class 6, 7, 8, and 9 Claims, (ii) maintain and exercise their respective Charging Liens against any such distributions, (iii) enforce their rights, claims, and interests vis-à-vis any parties other than the Debtors; (iv) appear and be heard in the Chapter 11 Cases or in any proceeding in this Court or any other court; (v) enforce any obligation owed to the Indenture Trustees under the Plan; and (vi) seek compensation and reimbursement for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan, without the need for further approval or order of the Court; provided, further, that nothing in this section shall effectuate a cancellation of any New Equity, Intercompany Interests, or Intercompany Claims.

[6]	EXXI will be wound up under Bermuda law by the Supreme Court of Bermuda. Bermuda law provides that equity interests will only receive payment in the event of all creditors having been paid in full, including interest. As there will be no surplus remaining at EXXI, there will be no payment on equity Interests which will effectively be extinguished upon dissolution of the Company.

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Except for the foregoing, on and after the Effective Date, all duties and responsibilities of the First Lien Agent under the First Lien Credit Agreement, the Second Lien Indenture Trustee under the Second Lien Indenture, the EGC Unsecured Notes Indenture Trustee under the respective EGC Unsecured Notes Indentures, the EPL Unsecured Notes Indenture Trustee under the EPL Unsecured Notes Indenture, and the EXXI 3.0% Senior Convertible Notes Indenture Trustee under the EXXI 3.0% Senior Convertible Notes Indenture shall be fully discharged (i) unless otherwise specifically set forth in or provided for under the Plan, the Plan Supplement, or the Confirmation Order and (ii) except with respect to such other rights of the Indenture Trustees that, pursuant to the applicable Indentures, survive the termination of such Indentures. Subsequent to the performance by each of the Indenture Trustees of its obligations pursuant to the Plan and Confirmation Order, each Indenture Trustee and its agents shall be relieved of all further duties and responsibilities related to the applicable Indentures.

If the record holder of the Second Lien Notes, EGC Unsecured Notes, EPL 8.25% Senior Notes, or the EXXI 3.0% Senior Convertible Notes is DTC or its nominee or another securities depository or custodian thereof, and such Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each beneficial owner of such Notes shall be deemed to have surrendered its Notes upon surrender of such global security by DTC or such other securities depository or custodian thereof.

G.	Corporate Action

Upon the Effective Date, all actions (whether to occur before, on, or after the Effective Date) contemplated by the Plan shall be deemed authorized and approved by the Court in all respects, including, as applicable: (1) entry into the Exit Facility; (2) execution and delivery of the Exit Facility Documents; (3) consummation of the New Money Contribution; (4) the issuance of the New Equity; (5) appointment of the directors and officers for New Parent and the other Reorganized Debtors; (6) the right of the New EXXI Board to adopt the Management Incentive Plan on terms and conditions determined by the New EXXI Board in accordance with Article IV.N of the Plan; (7) implementation of the Restructuring Transactions; and (8) all other actions contemplated by the Plan. Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of New Parent and the other Reorganized Debtors, and any corporate action required by the Debtors, New Parent, or the other Reorganized Debtors in connection with the Plan (including any items listed in the first sentence of this paragraph) shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors, New Parent or the other Reorganized Debtors, as applicable. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, New Parent, or the other Reorganized Debtors shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the transactions contemplated by the Plan) in the name of and on behalf of New Parent and the other Reorganized Debtors, including the Exit Facility Documents and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Court. The authorizations and approvals contemplated by this Article IV.G shall be effective notwithstanding any requirements under non-bankruptcy law.

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H.	New Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, New Parent and the other Reorganized Debtors will, on or as soon as practicable after the Effective Date, file their respective New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities and will comply with all other applicable provisions of section 1123(a)(6) of the Bankruptcy Code regarding the distribution of power among, and dividends to be paid to, different classes of voting securities. After the Effective Date, New Parent and the other Reorganized Debtors, as applicable, may amend and restate their respective New Organizational Documents and other constituent documents, as permitted by the laws of their respective states, provinces, or countries of incorporation and their respective New Organizational Documents.

On the Effective Date, the New Organizational Documents, substantially in the forms set forth in the Plan Supplement, shall be deemed to be valid, binding, and enforceable in accordance with their terms and provisions.

The New Organizational Documents shall include customary preemptive rights for each holder that, together with its affiliates (including accounts managed by a common investment manager), owns 1% or more of the outstanding common stock of New Parent to subscribe for its share (calculated pro rata in accordance with the percentage of shares of outstanding common stock of New Parent held) of any equity (including securities convertible into equity) issued by New Parent or any of its subsidiaries, including a customary right for New Parent to provide such preemptive rights promptly following the completion of such an issuance.

I.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire automatically, and the New Boards and the officers of each of the Reorganized Debtors shall be appointed in accordance with the New Organizational Documents and other constituent documents of each Reorganized Debtor. The initial New Parent Board shall consist of seven members, consisting of John D. Schiller, Jr. as the President and Chief Executive Officer of New Parent, and six additional Persons selected by the Second Lien Plan Support Parties who are independent from the Second Lien Plan Support Parties pursuant to the standard for independence under NYSE rules; provided, however that the Second Lien Plan Support Parties shall consult with the Ad Hoc Group of EGC Unsecured Noteholders and the Ad Hoc Group of EPL Unsecured Noteholders with respect to the selection of one of the initial directors of the New Parent Board.

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Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent known, disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial New Boards, as well as those Persons that will serve as an officer of New Parent or any of the Reorganized Debtors. To the extent any such director or officer is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of New Parent and each of the other Reorganized Debtors.

J.	Consultation with Provisional Liquidator

The Debtors shall consult and liaise with the Provisional Liquidator with respect to all matters related to the Plan, including, but not limited to, the Confirmation Order, the Plan Supplement, the Definitive Transaction Documents, and any amendments thereto, in accordance with and to the extent contemplated by the Provisional Liquidator Appointment Order.

K.	Effectuating Documents; Further Transactions

On and after the Effective Date, New Parent and each of the other Reorganized Debtors, the Reorganized Debtors’ officers, and the members of the New Boards, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan, including the New Equity, in the name of and on behalf of New Parent or the other Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.

L.	Exemption from Certain Taxes and Fees

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a Security (including, without limitation, of the New Equity) or transfer of property, in each case, pursuant to, in contemplation of, or in connection with, the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any instruments of transfer or other relevant documents without the payment of any such tax, recordation fee, or governmental assessment.

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M.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, including, without limitation, pursuant to Article VIII hereof, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.M include any claim or Cause of Action with respect to, or against, a Released Party.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court. For the avoidance of doubt, the EGC Commercial Tort Claim and the EPL Commercial Tort Claim, respectively, shall constitute retained Causes of Action under the Plan and shall inure to the benefit of the Reorganized Debtors.

N.	Director and Officer Liability Insurance

Notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies (including tail coverage liability insurance) pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ assumption of each such D&O Liability Insurance Policies, to the extent they are Executory Contracts. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed, and shall survive the Effective Date.

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O.	Management Incentive Plan

The Management Incentive Plan will be a comprehensive equity-based award plan as part of the go-forward compensation for the Reorganized Debtors’ officers, directors, employees, and consultants, with the New Parent Board to formulate the types of equity based awards (including stock option and restricted stock units) on terms and conditions determined by the New Parent Board.  The Confirmation Order shall authorize the New Parent Board to adopt and enter into the Management Incentive Plan, on the terms set forth in this Article IV.O. The equity based awards under the Management Incentive Plan shall dilute all of the New Equity on terms set forth in the Plan Supplement.

Awards under the Management Incentive Plan will be awarded to the Reorganized Debtors’ officers, directors, employees, and consultants at the discretion of the New Parent Board; provided, however, that 3% of the Management Equity Pool will be allocated by the New Parent Board to such officers, directors, employees, and consultants no later than 120 days after the Effective Date on terms and conditions determined by the New Parent Board, including the type of equity based awards.  Subject to the foregoing, the New Parent Board will determine the additional terms of the Management Incentive Plan after the Effective Date, including the allocation, granting, and vesting of applicable awards under the Management Incentive Plan.

P.	Employee and Retiree Benefits

Except as otherwise provided in the Plan or the Plan Supplement, and subject to the consent of the Majority Second Lien Plan Support Parties (which shall be determined prior to the Confirmation Date) all written employment, severance, retirement, and other similar employee-related agreements or arrangements in place as of the Effective Date with the Debtors and the Non-Debtor Subsidiaries, including any key employee incentive plans and/or key employee retention plans that may be approved by the Court in the Chapter 11 Cases and any items approved as part of the Confirmation Order (including, for the avoidance of doubt, all obligations arising from the Chapter 11 Compensation Order), retirement income plans and welfare benefit plans, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans; provided that the foregoing shall not apply to any equity-based compensation, agreement, or arrangement existing as of the Petition Date. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

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Q.	Payment of Fees and Expenses of the First Lien Agent

Prior to the Effective Date (and thereafter with respect to fees and expenses relating to post-Effective Date services), the Debtors shall pay in Cash all reasonable and documented unpaid fees and expenses of the First Lien Agent and its advisors, including counsel, without application to or approval of the Court.

R.	Payment of Fees and Expenses of the Second Lien Indenture Trustee

On the Effective Date (and thereafter with respect to fees and expenses relating to post-Effective Date services), the Debtors shall pay in Cash all reasonable and documented unpaid fees and expenses of the Second Lien Indenture Trustee and its advisors, including counsel, without application to or approval of the Court.

S.	Payment of Fees and Expenses of the Second Lien Plan Support Parties

On the Effective Date (and thereafter with respect to fees and expenses relating to post-Effective Date services), the Debtors shall pay in Cash all reasonable and documented unpaid fees and expenses of the Second Lien Plan Support Parties and the Ad Hoc Committee of Second Lien Noteholders and their advisors, including counsel, without application to or approval of the Court; provided, however that such fees and expenses will be subject to review as set forth in the Final Cash Collateral Order (whether or not the Final Cash Collateral Order remains in effect as of the Effective Date).

T.	Payment of Fees and Expenses of the Plan Support Parties Other than the Debtors, the Creditors’ Committee, and the Second Lien Plan Support Parties

On the Effective Date, the Reorganized Debtors shall establish and fund the Plan Support Parties Fee Escrow Account with Cash equal to the Plan Support Parties Fee Reserve Amount. The Plan Support Parties Fee Escrow Account shall be maintained in trust solely for the benefit of the applicable Plan Support Parties Professionals, the Ad Hoc Group of EGC Unsecured Noteholders, the Ad Hoc Group of EPL Unsecured Noteholders, and the applicable Indenture Trustees. The funds in the Plan Support Parties Fee Escrow Account shall not be considered property of the Estates or of the Reorganized Debtors and shall not be subject to any Liens. Each of the Plan Support Parties Fees will be subject to a review period by the Debtors and the Creditors’ Committee of seven (7) Business Days following submission of each invoice (including reasonable documentation of such fees and expenses, which may be redacted to preserve privilege and/or confidentiality).  Each Plan Support Party may submit more than one but not more than two invoices per professional covering the period from the Petition Date through the Effective Date.  To the extent either the Debtors or the Creditors’ Committee delivers to the applicable Plan Support Party a written notice of objection within the seven (7) Business Day review period, and the applicable Plan Support Party and objecting party are unable to resolve such objection on a consensual basis within seven (7) Business Days after such objection has been submitted, the Debtors or the Creditors’ Committee, as applicable, may file with the Court a motion or other pleading setting forth the specific objections to the disputed invoice, and the Court shall adjudicate the matter.  The Reorganized Debtors will promptly pay any undisputed Plan Support Parties Fees on the later of the Effective Date or one (1) Business Day following the expiration of the seven (7) Business Day review period. When all such amounts owing to Plan Support Parties have been paid in full, any remaining amount in the Plan Support Parties Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court.

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Notwithstanding anything contained herein to the contrary, (i) the fees and expenses of counsel and financial advisors (including valuation and any other experts) to the Debtors and the Creditors’ Committee shall remain subject to the Court’s Order Establishing Procedures for Monthly and Interim Compensation and Reimbursement of Expenses for Retained Professionals [Docket No. 409], the applicable provisions of the Appendix B Guidelines for Reviewing Applications for Compensation and Reimbursement of Expenses Filed Under United States Code by Attorneys in Large Chapter 11 Cases, all other applicable law and Court orders, and all applicable retention orders entered during the course of these Chapter 11 Cases for the professionals of the Debtors and the Creditors’ Committee, (ii) the disallowance of any disputed fees or expenses of any Indenture Trustee shall not affect or modify in any way such Indenture Trustee’s charging lien or other rights to recover such fees and expenses pursuant to the relevant indenture, and (iii) the Debtors’ liability for fees and expenses for counsel, financial advisors (including valuation and any other experts), and management and industry consultants to: (A) the Ad Hoc Group of EGC Unsecured Noteholders and the EGC Unsecured Notes Indenture Trustee shall not exceed $11.5 million in the aggregate, and (B) the Ad Hoc Group of EPL Unsecured Noteholders and the EPL Unsecured Notes Indenture Trustee shall not exceed $11 million in the aggregate; provided, further, that notwithstanding the foregoing, the Debtors shall promptly pay (x) up to $15,000 of the undisputed reasonable and documented fees and expenses incurred prior to the Petition Date by counsel, financial advisors (including valuation and any other experts), and management and industry consultants to the EGC Unsecured Notes Indenture Trustee or by the EGC Unsecured Notes Indenture Trustee, which fees and expenses shall be subject to review by the Creditors’ Committee and the Debtors and (y) up to $15,000 of the undisputed reasonable and documented fees and expenses incurred prior to the Petition Date by counsel, financial advisors (including valuation and any other experts), and management and industry consultants to the EPL Unsecured Notes Indenture Trustee or by the EPL Unsecured Notes Indenture Trustee, which fees and expenses shall be subject to review by the Creditors’ Committee and the Debtors. Nothing herein or in the Plan shall affect the rights of any of the Plan Support Parties to appear before the Court and be heard with respect to any application for the payment of fees or expenses of any of the counsel or advisors (including valuation and any other experts) to the Creditors’ Committee or the Debtors.

1.	Plan Support Parties Fee Reserve Amount

Plan Support Parties Professionals and the applicable Indenture Trustees shall reasonably estimate their unpaid Plan Support Parties Fees before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five Business Days before the Effective Date. If any of the Plan Support Parties Professionals does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Plan Support Parties Professional.

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U.	Preservation of the Charging Lien of the Second Lien Indenture Trustee, EGC Unsecured Notes Indenture Trustee, EPL Unsecured Notes Indenture Trustee, and EXXI 3.0% Senior Convertible Notes Indenture Trustee

Each of the Second Lien Indenture Trustee, EGC Unsecured Notes Indenture Trustees, the EPL Unsecured Notes Indenture Trustee, and the EXXI 3.0% Senior Convertible Notes Indenture Trustee shall be entitled to assert its Charging Lien arising under and in accordance with the applicable Indenture and any ancillary document, instrument, or agreement to obtain payment of its respective fees and expenses and the fees and expenses of its professionals.

V.	Preservation of Royalty and Working Interests

Notwithstanding any other provision in the Plan, but subject in all respect to all payments authorized and made pursuant to the Royalty Order, on and after the Effective Date all Royalty and Working Interests shall be fully preserved and remain in full force and effect in accordance with the terms of the relevant granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents shall remain in full force and effect, and no Royalty and Working Interests or any liabilities and obligations arising therefrom, including payment obligations, whether arising before or after the Petition Date, shall be compromised or discharged by the Plan.

Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors or their designated assignee in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, regardless of whether such Executory Contract or Unexpired Lease is set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, other than: (1) those that are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) those that have been previously rejected by a Final Order, including those that are subject to a notice issued pursuant to the Rejection Procedures Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Effective Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date.

For the avoidance of doubt, the Debtors will assume all of their OCS mineral leases from the BOEM (and will not seek to abandon any OCS leases). It is understood that the assumption will not constitute a transfer under the Plan. BOEM consents to the Reorganized Debtor’s assumption of the Debtors’ interests in any federal oil and/or gas leases (“Federal Lease Interests”) pursuant to the Plan, subject to the satisfaction of all of the following conditions:

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•	The Reorganized Debtors shall: (i) provide appropriate updates to qualification cards and other information maintained by Interior upon request; and (ii) provide information relating to their finances to demonstrate, to BOEM’s satisfaction, compliance with applicable financial assurance requirements;

•	The Debtors shall not abandon or otherwise reject any of their Federal Lease Interests pursuant to the Plan.

•	The Reorganized Debtors shall assume and succeed to all decommissioning obligations in connection with the Federal Lease Interests assumed pursuant to the Plan and BOEM’s consent. The assumed and succeeded obligations shall include all obligations due under the applicable statutes, regulations and any idle iron plan accepted and approved by the Department of the Interior.

•	The Reorganized Debtors shall assume and succeed to all obligations of the Debtors under that certain Long Range Bonding Plan between the Debtors and BOEM dated February 29, 2016, and any other applicable regulatory obligations relating to financial assurance.

•	Any amounts owed to the BOEM under any Federal Lease Interests shall be paid in full when due in the ordinary course, and nothing in this Plan or any document implementing the Plan shall be interpreted to set Cure Costs or require the United States to approve of and consent to the assumption and/or assignment of any of the Federal Lease Interests except pursuant to existing regulatory requirements and applicable law.

•	Notwithstanding any other provision in this Plan or any document implementing the Plan, BOEM shall retain the right to perform any audit and/or compliance review on the Federal Lease Interests, and if appropriate, collect from the Reorganized Debtors any additional monies owed by the Debtors on the Federal Lease Interests, without those rights being adversely affected by these chapter 11 cases. Such rights shall be preserved in full as if this bankruptcy had not occurred. The Reorganized Debtors will retain all defenses, other than defenses arising from the bankruptcy; provided, however, that any challenge based on a defense must be raised in the United States’ administrative review process.

For the avoidance of doubt, nothing in the Plan or the Confirmation Order shall alter, release, or otherwise affect any rights, claims, causes of action, or defenses of ExxonMobil arising under or in connection with (a) any purchase and sale agreement executed by ExxonMobil as the seller and any of the Debtors or Debtors’ affiliates as the buyer; or (b) any instruments of financial security associated with such purchase and sale agreement(s), including without limitation letters of credit and surety bonds, issued in favor of ExxonMobil for the purpose of securing obligations related to assets conveyed by such purchase and sale agreement(s).

The Debtors shall reject all existing employment agreements or other severance arrangements with management and any existing management incentive programs on the Effective Date. The terms and conditions of any post-Effective Date employment agreements for management other than John D. Schiller, Jr. shall be determined by the New Parent Board; provided, however, that any such employment agreements shall contain a release of claims against the Debtors consistent with the release set forth in the CEO Employment Agreement.

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Entry of the Confirmation Order shall constitute the Court’s order approving the assumptions, assumptions and assignments, or rejections, as applicable, of Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Rejected Executory Contracts and Unexpired Leases and the Schedule of Assumed Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Court. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Court on or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Debtors reserve the right to, with the consent of the Majority Second Lien Plan Support Parties, alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time prior to the Effective Date on no less than three (3) days’ notice to the applicable non-Debtor counterparties.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be promptly served with a notice of rejection of Executory Contracts and Unexpired Leases substantially in the form approved by the Court pursuant to the Court’s order approving the Disclosure Statement. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Court within the earliest to occur of (1) thirty days after the date of entry of an order of the Court (including the Confirmation Order) approving such rejection or (2) thirty days after notice of any rejection that occurs after the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or any Proof of Claim to the contrary. Claims arising from the rejection of the Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.11 of the Plan.

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C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

At least 14 days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices of proposed assumption or assumption and assignment and proposed amounts of Cure Claims to the applicable counterparties. Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption or assumption and assignment or related Cure Claim must be Filed, served and actually received by the Debtors at least seven (7) days before the Confirmation Hearing. In the event that any Executory Contract or Unexpired Lease is removed from the Schedule of Rejected Executory Contracts and Unexpired Leases after such time as the Cure Notices referred to above have been distributed, a separate Cure Notice of proposed assumption or assumption and assignment and the proposed amount of the Cure Claim with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof and a hearing will be set to consider whether such Executory Contract or Unexpired Lease can be assumed or assumed and assigned.

Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or assumption and assignment or the proposed Cure Claim will be deemed to have assented to such assumption or assumption and assignment and the Cure Claim. Payment in Cash, on the Effective Date or as soon as reasonably practicable thereafter, to such counterparty of the amount set forth on the applicable Cure Notice shall, as a matter of law, satisfy any and all monetary defaults under the applicable Executory Contract or Unexpired Lease. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption or assumption and assignment, such dispute shall be resolved by a Final Order of the Court.

In any case, if the Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or the Reorganized Debtors, as applicable, will have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, subject to the consent of the Majority Second Lien Plan Support Parties, in which case such Executory Contract or Unexpired Lease will be deemed rejected as the Effective Date. After such Executory Contract or Unexpired Lease is added to the Schedule of Rejected Executory Contracts and Unexpired Leases, the applicable counterparty shall be served with a notice of rejection of its Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Court.

D.	Indemnification Obligations

As of the Effective Date, the Indemnification Obligations shall be deemed to be Executory Contracts and rejected by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code.

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E.	Insurance Policies

Without limiting Article IV.M, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed or assumed and assigned shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases, with the consent of the Majority Second Lien Plan Support Parties, shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

G.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or, after the Effective Date, the Reorganized Debtors shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

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Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each holder of an Allowed Claim, including any portion of a Claim that is an Allowed Claim notwithstanding that other portions of such Claim are a Disputed Claim, (or such holder’s affiliate) shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions

a.	Distribution Record Date

As of the close of business on the Distribution Record Date, (i) the various transfer registers for each of the Classes of Claims and Interests maintained by the Debtors, or their respective agents, and (ii) the transfer books and records of the respective Notes as maintained by the applicable Indenture Trustees, their respective agents, or DTC, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims and Interests. The Debtors, the Reorganized Debtors, the Indenture Trustees, and the Disbursing Agent, as applicable, shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. For the avoidance of doubt, the Distribution Record Date shall not apply to any distributions made through Cede & Co.

b.	Delivery of Distributions in General

Except as otherwise provided herein, distributions to holders of Allowed Claims shall be made to the holders of record as of the Distribution Record Date by the Debtors or the Reorganized Debtors, as applicable, as follows: (1) to the signatory set forth on the last Proof of Claim Filed by such holder or other representative identified therein (or at the last known addresses of such holder if the Debtors have been notified in writing of a change of address); (2) at the address set forth in any written notice of address changes delivered to the Reorganized Debtors after the Effective Date; (3) at the address reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address; or (4) to any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Indenture Trustees shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

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c.	Delivery of Distributions to First Lien Lenders

Any and all distributions to holders of First Lien Claims as of the Distribution Record Date shall be governed by the First Lien Credit Agreement. The First Lien Agent shall cooperate with the Debtors and Reorganized Debtors to enable the Debtors or Reorganized Debtors to make such distributions, including providing, within three (3) Business Days following the Distribution Record Date, the Debtors or Reorganized Debtors with a list of all holders of First Lien Claims as of the Distribution Record Date, including the address at which each such holder is authorized to receive its distribution under the Plan and the amount of First Lien Claims held by each such holder.

d.	Delivery of Distributions to Second Lien Noteholders

Any and all distributions to the holders of the Second Lien Notes Claims as of the Distribution Record Date shall be governed by the Second Lien Indenture. The Second Lien Indenture Trustee shall cooperate with the Debtors and Reorganized Debtors to enable the Debtors or Reorganized Debtors to make such distributions, including providing, within three (3) Business Days following the Distribution Record Date, the Debtors or Reorganized Debtors with a list of all holders of Second Lien Notes Claims as of the Distribution Record Date, including the amount of the Second Lien Notes Claims held by each such holder. Distributions to the holders of the Second Lien Notes Claims shall be deemed to have been made when reflected in the Reorganized Debtors’ stock register according to the information provided by the Second Lien Indenture Trustee.

e.	Delivery of Distributions to EGC Unsecured Notes Indenture Trustee

Except as otherwise provided in the Plan or reasonably requested by the EGC Unsecured Notes Trustee, all distributions to the Holders of the EGC Unsecured Notes Claims as of the Distribution Record Date shall be deemed completed when made to the EGC Unsecured Notes Indenture Trustee, provided, however, that non-Cash distributions shall not be distributed in the name of the EGC Unsecured Notes Trustee. The EGC Unsecured Notes Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed EGC Unsecured Notes Claims, as applicable. As soon as practicable in accordance with the requirements set forth in this Article VI.B.1.e, the EGC Unsecured Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such holders of Allowed EGC Unsecured Notes Claims, subject to the Charging Lien of the EGC Unsecured Notes Trustee under the applicable EGC Unsecured Notes Indentures. If the EGC Unsecured Notes Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the EGC Unsecured Notes Trustee’s cooperation, shall make such distributions to the extent practicable to do so, provided that until such distributions are made, the EGC Unsecured Notes Indenture Trustee’s Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the EGC Unsecured Notes Indenture Trustee. The EGC Unsecured Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed EGC Unsecured Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter. The Reorganized Debtors shall reimburse the EGC Unsecured Notes Trustee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan, without the need for further approval or order of the Court. For the avoidance of doubt, distributions to holders of the EGC Unsecured Notes Claims pursuant to this Article VI.B.1.e shall be made by or at the direction of the EGC Unsecured Notes Indenture Trustee.

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f.	Delivery of Distributions to EPL Unsecured Notes Indenture Trustee

Except as otherwise provided in the Plan or reasonably requested by the EPL Unsecured Notes Trustee, all distributions to the Holders of the EPL Unsecured Notes Claims as of the Distribution Record Date shall be deemed completed when made to the EPL Unsecured Notes Indenture Trustee, provided, however, that non-Cash distributions shall not be distributed in the name of the EPL Unsecured Notes Trustee. The EPL Unsecured Notes Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed EPL Unsecured Notes Claims, as applicable. As soon as practicable in accordance with the requirements set forth in this Article VI.B.1.f, the EPL Unsecured Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such holders of Allowed EPL Unsecured Notes Claims, subject to the Charging Lien of the EPL Unsecured Notes Trustee under the applicable EPL Unsecured Notes Indentures. If the EPL Unsecured Notes Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the EPL Unsecured Notes Trustee’s cooperation, shall make such distributions to the extent practicable to do so, provided that until such distributions are made, the EPL Unsecured Notes Indenture Trustee’s Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the EPL Unsecured Notes Indenture Trustee. The EPL Unsecured Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed EPL Unsecured Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter. The Reorganized Debtors shall reimburse the EPL Unsecured Notes Trustee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan, without the need for further approval or order of the Court. For the avoidance of doubt, distributions to the holders of EPL Unsecured Notes Claims pursuant to this Article VI.B.1.f shall be made by or at the direction of the EPL Unsecured Notes Indenture Trustee.

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g.	Delivery of Distributions to EXXI 3.0% Senior Convertible Notes Indenture Trustee

Except as otherwise provided in the Plan or reasonably requested by the EXXI 3.0% Senior Convertible Notes Trustee, all distributions to the Holders of the EXXI 3.0% Senior Convertible Notes Claims as of the Distribution Record Date shall be deemed completed when made to the EXXI 3.0% Senior Convertible Notes Indenture Trustee, provided, however, that non-Cash distributions shall not be distributed in the name of the EXXI 3.0% Senior Convertible Notes Trustee. EXXI 3.0% Senior Convertible Notes Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed EXXI 3.0% Senior Convertible Notes Claims, as applicable. As soon as practicable in accordance with the requirements set forth in this Article VI.B.1.g, the EXXI 3.0% Senior Convertible Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such holders of Allowed EXXI 3.0% Senior Convertible Notes Claims, subject to the Charging Lien of the EXXI 3.0% Senior Convertible Notes Trustee under the applicable EXXI 3.0% Senior Convertible Notes Indentures. If the EXXI 3.0% Senior Convertible Notes Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the EXXI 3.0% Senior Convertible Notes Trustee’s cooperation, shall make such distributions to the extent practicable to do so, provided that until such distributions are made, the EXXI 3.0% Senior Convertible Notes Indenture Trustee’s Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the EXXI 3.0% Senior Convertible Notes Indenture Trustee. The EXXI 3.0% Senior Convertible Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed EXXI 3.0% Senior Convertible Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter. The Reorganized Debtors shall reimburse the EXXI 3.0% Senior Convertible Notes Trustee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan, without the need for further approval or order of the Court. For the avoidance of doubt, distributions to the holders of EXXI 3.0% Senior Convertible Notes Claims pursuant to this Article VI.B.1.g shall be made by or at the direction of the EXXI 3.0% Senior Convertible Notes Indenture Trustee.

2.	Minimum Distributions

No fractional shares of New Equity shall be distributed, and no Cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Equity that is not a whole number, the actual distribution of shares of New Equity shall be rounded as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number, and (b) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Equity to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

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Holders of Allowed Claims entitled to distributions of $50.00 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII and its holder shall be forever barred pursuant to Article VIII from asserting that Claim against the Reorganized Debtors or their property.

3.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Debtors or the Reorganized Debtors, as applicable, shall have determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall be redistributed Pro Rata (it being understood that, for purposes of this Article VI.B.3, “Pro Rata” shall be determined as if the Claim underlying such unclaimed distribution had been Disallowed) without need for a further order by the Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any holder to such property or Interest in property shall be discharged and forever barred.

C.	Registration or Private Placement Exemption

Except as otherwise set forth immediately below, all shares of New Equity issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code. Shares of New Equity issued under the Plan in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The New Equity issued pursuant to section 1145 of the Bankruptcy Code (a) is not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) is freely tradable and transferable by any holder thereof that (i) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, (iii) has not acquired the New Equity from an “affiliate” within one year of such transfer, and (iv) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code. Under Rule 144(a)(1), an “affiliate” of the New Parent is a person that directly, or indirectly controls, or is controlled by, or is under common control with the New Parent. Affiliates of the New Parent will receive restricted New Equity that is subject the non-holding period requirements of Rule 144, including volume limitations, current public information requirement, manner of sale requirements, and filing requirements. New Equity issued to holders of Second Lien Notes Claims, EGC Unsecured Notes Claims, and EPL Unsecured Notes Claims in exchange for such Claims, as applicable, shall be issued in reliance on section 1145 of the Bankruptcy Code and in accordance with any applicable procedures of DTC. The New Equity underlying the Management Incentive Plan will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law.

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On the Effective Date, the Registration Rights Beneficiaries and New Parent shall enter into a registration rights agreement in form and substance acceptable to (i) the Majority Second Lien Plan Support Parties, (ii) the Registration Rights Beneficiaries, and (iii) New Parent. The registration rights agreement shall provide the Registration Rights Beneficiaries with certain demand registration rights (including with respect to underwritten offerings) and with piggyback registration rights. The registration rights agreement shall also provide that on or before the date that is 60 days after the Effective Date, New Parent shall file, and shall thereafter use its commercially reasonable efforts to cause to be declared effective as promptly as practicable, a registration statement on Form S-1 (or other appropriate form) for the offer and resale of the New Equity held by the Registration Rights Beneficiaries. The registration rights agreement shall contain customary terms and conditions, including, without limitation, provisions with respect to blackout periods.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of the New Equity to be held through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan and Confirmation Order with respect to the treatment of such applicable portion of the New Equity, and such Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Equity is exempt from registration.

D.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors or the Reorganized Debtors, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors or the Reorganized Debtors, as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors or the Reorganized Debtors, as applicable, reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

E.	Allocations

Each holder of an Allowed Claim shall have the option to apply such holder’s Pro Rata share of consideration distributed under the Plan (cash or value) to satisfy outstanding principal of or accrued interest on such holder’s Allowed Claim, as such allocation is determined by such holder in its sole discretion.

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F.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests and no holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim.

G.	Setoffs and Recoupment

The Debtors or the Reorganized Debtors, as applicable, may, but shall not be required to, set off against, or recoup from, any Claim against a Debtor of any nature whatsoever that the applicable Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim against a Debtor hereunder shall constitute a waiver or release by the applicable Debtor of any such Claim it may have against the holder of such Allowed Claim.

H.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full an Allowed Claim, and such Claim shall be Disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor; provided that the Debtors or the Reorganized Debtors, as applicable, shall provide 21 days’ notice to the holder prior to any disallowance of such Claim during which period the holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Court. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and thereafter receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within 14 days of receipt thereof, repay or return the distribution to Debtors or the Reorganized Debtors, as applicable, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the Petition Date. The failure of such holder to timely repay or return such distribution shall result in the holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Insurers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without an objection having to be Filed and without any further notice to or action, order, or approval of the Court; provided that the Debtors or the Reorganized Debtors, as applicable, shall provide 21 days’ notice to the holder of such Claim prior to any disallowance of such Claim during which period the holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Court.

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3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Article VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims

On or after the Effective Date, each of the Reorganized Debtors shall have any and all rights and defenses its predecessor Debtor had with respect to any Claim immediately prior to the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

B.	Allowance of Asserted Secured Trade Claims

On or before the Secured Trade Claims Bar Date, each holder of a Trade Claim that does not elect to receive the Trade Claim Settlement Distribution under the Plan must File with the Notice and Claims Agent, and serve on the Debtors or Reorganized Debtors (as applicable), a notice which (i) includes any affidavit or other document that evidences the perfection of its Lien on the property of any of the Debtors or their Estates, (ii) includes copies of any invoices and billing statements relating to the asserted Secured Trade Claim, (iii) identifies the wells or other property to which the asserted Secured Trade Claims attach, (iv) identifies the first and last date of goods or service relating to the asserted Secured Trade Claims, (v) identifies the location and date of the filing of the affidavit or other document that evidences the perfection of its Lien on the property of any of the Debtors or their Estates, and (vi) sets forth the amount of the asserted Secured Trade Claim, alleged priority date (relative to the First Lien Lenders and the Second Lien Noteholders) and legal and factual basis for the alleged priority date. Nothing herein shall extend any deadline for filing such affidavit or other document under applicable state giving rise to a Secured Trade Claim. If a holder of Trade Claim that does not elect to receive the Trade Claim Settlement Distribution under this Plan fails to File and serve such notice as set forth herein on or before the Secured Trade Claims Bar Date, then such holder shall not be entitled to receive any Cash or other Distribution from the Debtors or the Reorganized Debtors on account of such Claim.

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On or before 60 days after the Secured Trade Claims Bar Date, the Reorganized Debtors shall provide the holder of a Trade Claim that does not elect to receive the Trade Claim Settlement Distribution under the Plan with a written notice advising such holder of the Reorganized Debtors’ position with respect to such holder’s Trade Claim (the “Trade Claim Objection Notice”). If such holder and the Reorganized Debtors are able to resolve such objection, or if the Reorganized Debtors do not object to such holder’s asserted Secured Trade Claim, the Reorganized Debtors shall file a motion with the Bankruptcy Court to allow the entire or the agreed upon portion (as appropriate) of the asserted Secured Trade Claim. If such holder and the Reorganized Debtors are unable to resolve the objection to such holder’s asserted Secured Trade Claim within thirty days after the Reorganized Debtors’ service of the Trade Claim Objection Notice, then such holder or the Reorganized Debtors may File a motion with the Bankruptcy Court to determine the allowance, if any, of such holder’s Secured Claim no later than 120 days after the Effective Date.

C.	Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors, by order of the Court, shall together have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court.

D.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether any party previously has objected to such Claim or whether the Court has ruled on any such objection, and the Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during any appeal relating to such objection. In the event that the Court estimates any Disputed Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has Filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court.

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E.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Court.

F.	Disputed Claims Reserve

On or prior to the Effective Date, the Reorganized Debtors or the Disbursing Agent shall be authorized, in consultation with the Majority Plan Support Parties, to establish one or more Disputed Claims Reserves, which Disputed Claims Reserve or Disputed Claims Reserves shall be administered by the Reorganized Debtors or the Disbursing Agent, as applicable; provided, however, that the Reorganized Debtors shall establish a Disputed Claims Reserve for the Pro Rata portion of the General Unsecured Claims Distribution attributable to the SEC Asserted Claim; provided further, however that to the extent the SEC Asserted Claim is disallowed, such amounts shall be returned to the Disputed Claims Reserve for distribution to other holders of General Unsecured Claims. For the avoidance of doubt, nothing contained herein is intended to or shall be construed as an admission with respect to the SEC Asserted Claim. The Debtors expressly reserve all defenses and rights (including any available objections) with respect to the SEC Asserted Claim.

The Reorganized Debtors or the Disbursing Agent may, in their sole discretion, hold Cash, New Equity, or warrants in the Disputed Claims Reserve in trust for the benefit of the Holders of Claims ultimately determined to be Allowed after the Effective Date. The Reorganized Debtors shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Disputed Claims or Interests are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Disputed Claims as such amounts would have been distributable had such Disputed Claims been Allowed Claims as of the Effective Date.

G.	Time to File Objections to Claims

Any objections to Claims, which, prior to the Effective Date, may be filed by any party, shall be Filed on or before the Claims Objection Deadline.

H.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

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Except as provided herein (including with respect to any counterparties to rejected Executory Contracts or Unexpired Leases who are required to file Proofs of Claim after the rejection of their contracts or leases), any and all Proofs of Claim or requests for payment of Administrative Claims, as applicable, Filed after the applicable Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, and applicable deadline for filing Proofs of Claim based on the Debtors’ rejection of Executory Contracts or Unexpired Leases, as applicable, shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Court, and holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

I.	Amendments to Claims

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim may not be Filed or amended without the prior authorization of the Court and any such new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Court.

J.	No Distributions Pending Allowance

No payment or distribution provided under the Plan shall be made to the extent that any Claim is a Disputed Claim, including if an objection to a Claim or portion thereof is Filed as set forth in Article VII, unless and until such Disputed Claim becomes an Allowed Claim; provided that any portion of a Claim that is an Allowed Claim shall receive the payment or distribution provided under the Plan thereon notwithstanding that any other portion of such Claim is a Disputed Claim.

K.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Court allowing any Disputed Claim becomes a Final Order, the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals shall be paid to the holder of such Allowed Claim on account of such Allowed Claim unless required under applicable bankruptcy law or as otherwise provided in herein.

L.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100% of such Allowed Claim plus applicable interest. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as such Debtor’s Chapter 11 Case is closed, dismissed, or converted.

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Article VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, which distributions and other benefits shall be irrevocable and not subject to challenge upon the Effective Date, the provisions of the Plan, and the distributions and other benefits provided hereunder, shall constitute a good-faith compromise and settlement of all issues in respect of the Chapter 11 Cases (collectively, the “Settled Issues”), including, without limitation:

1.          the EGC Intercompany Note Dispute and any other disputes concerning in any way the validity, effectiveness, or priority of the EGC Intercompany Note or the Liens granted in connection therewith;

2.          the valuation of the Reorganized Debtors’ enterprise, including the value of any unencumbered assets;

3.          any dispute regarding the application of the equities of the case exception under section 552(b) or surcharge under section 506(c) in respect of the Second Lien Prepetition Indebtedness;

4.          amount of the Second Lien Prepetition Indebtedness and such holders’ Allowed Claims, and the validity and enforceability of the liens securing such Claims;

5.          amount of adequate protection claims held by the Second Lien Noteholders and/or the First Lien Lenders under the Final Cash Collateral Order;

6.          any dispute regarding the appropriate allocation of general and administrative costs across the Debtors’ Estates and the amount of the Second Lien Notes Deficiency Claims;

7.          any challenges to Cash transfers and the EPL Interest Payment;

8.          any challenges to transfers made by the Debtors to any related entities;

9.          the releases, exculpations, and injunctions provided in the Plan;

10.         any dispute related to the allowance or disallowance of the EGC Repurchased Bonds or the EPL Repurchased Bonds;

11.         any dispute related to the amount and validity of the intercompany payables between EGC and EPL;

12.         any claims for payment of administrative expenses as a substantial contribution under section 503 of the Bankruptcy Code; and

13.         the allocation of the $90 million minimum cash requirement under the Debtors’ Exit Facility.

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The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that all such compromises and settlements are in the best interests of the Debtors, their Estates, and holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan and the Plan Supplement, or in any contract, instrument, or other agreement or document created pursuant to the Plan and the Plan Supplement, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C.	Term of Injunctions or Stays

Unless otherwise provided herein or in a Final Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 362 of the Bankruptcy Code or otherwise and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date set forth in the order providing for such injunction or stay.

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D.	Release of Liens

Except as otherwise specifically provided in the Plan, the Exit Facility Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit Facility Documents), the New Money Contribution (to the extent applicable), or in any other contract, instrument, agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions or other treatment made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors. In addition, at the Debtors’ or Reorganized Debtors’ sole expense, the First Lien Agent and the Second Lien Indenture Trustee shall execute and deliver all documents reasonably requested by the Reorganized Debtors, or the administrative agent(s) for the Exit Facility to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors to file UCC-3 termination statements and other release documentation (to the extent applicable) with respect thereto.

E.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, their Estates, and the Reorganized Debtors from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, their Estates, or the Reorganized Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ intercompany transactions (including the EGC Intercompany Note), the First Lien Credit Agreement, the Second Lien Indenture, the Intercreditor Agreement, the Interim Cash Collateral Order and the Final Cash Collateral Order (and any payments or transfers in connection therewith), any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Plan Support Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring Transaction, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Plan Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to this Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, the Bermuda Proceeding, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth herein do not release any post-Effective Date obligations of any party or Entity under the Plan, including under any of the Restructuring Transactions, and (ii) nothing in this provision shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, fraud, or willful misconduct.

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Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in this Article VIII.E, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors or their Estates asserting any claim or cause of action released pursuant to such releases.

F.	Releases by Holders of Claims and Interests

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, its Estate, Reorganized Debtor, and Released Party from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions (including dividends paid and the EGC Intercompany Note), transactions pursuant and/or related to the First Lien Credit Agreement, the Second Lien Indenture, the Intercreditor Agreement, the Interim Cash Collateral Order and the Final Cash Collateral Order (and any payments or transfers in connection therewith), any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement or Plan Support Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring Transaction, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement or Plan Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to this Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, the Bermuda Proceeding, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing; provided, however, that except as expressly provided under the Plan, the foregoing releases shall not release obligations arising under agreements among the Releasing Parties and the Released Parties other than the Debtors (including, without limitation, the indemnification rights of the Indenture Trustees under the Indentures and related documentation). Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, including under any of the Restructuring Transactions, and (ii) nothing in this provision shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, fraud, or willful misconduct. Notwithstanding any provision herein to the contrary or an abstention from voting on the Plan, no provision of the Plan, or any order confirming the Plan, (i) releases any non-Debtor person or entity from any Claim or cause of action of the SEC; or (ii) enjoins, limits, impairs or delays the SEC from commencing or continuing any Claims, causes of action, proceedings or investigations against any non-Debtor person or entity in any forum; or (iii) precludes the SEC from commencing or continuing any investigation or taking any action pursuant to its police or regulatory function against the Debtors or Reorganized Debtors, but only to the extent permitted under Sections 362(b)(4), 524 and 1141 of the Bankruptcy Code.

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Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Interests set forth in this Article VIII.F, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Plan and the Restructuring Transactions; and (7) a bar to any of the Releasing Parties asserting any claim or cause of action released pursuant to such releases.

G.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Claim, Cause of Action, obligation, suit, judgment, damage, demand, loss, or liability for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Plan Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the solicitation of votes with respect to this Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Debtors’ in or out-of-court restructuring efforts, the Disclosure Statement, the Plan, the Restructuring Support Agreement, the Plan Support Agreement, the related agreements, instruments, and other documents (including the Definitive Documentation), the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the Bermuda Proceeding, or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties (to the extent applicable) have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

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H.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.E or Article VIII.F of the Plan, discharged pursuant to Article VIII.B of the Plan, or are subject to exculpation pursuant to Article VIII.G of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Non-Debtor Subsidiaries, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan.

I.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Recoupment

In no event shall any holder of an Allowed Claim be entitled to recoup against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

K.	Subordination Rights

Any distributions under the Plan shall be received and retained free from any obligations to hold or transfer the same to any other holder and shall not be subject to levy, garnishment, attachment, or other legal process by any holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

L.	Reimbursement or Contribution

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

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Article IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Confirmation Date

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C hereof):

1.          the Court shall have approved in all material respects the compromise and settlement of all the Settled Issues, which approval shall be expressly included in the Confirmation Order;

2.          the Plan Support Agreement shall not have been breached and shall remain in full force and effect;

3.          The Confirmation Order shall have been entered by the Court;

4.          The Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall have been Filed subject to the terms hereof;

5.          The Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall have been Filed subject to the terms hereof; and

6.          To the extent the Debtors’ projected cash or liquidity on hand at emergence (excluding, for the avoidance of doubt, the Restricted Cash, the reduction in letters of credit, and any liquidity available under the Exit Facility) is less than Minimum Emergence Liquidity (as defined in the Exit Facility Term Sheet), the Debtors, the First Lien Agent, and the Majority Plan Support Parties shall have consented to the material terms of the New Money Contribution, which terms shall be disclosed in the Plan Supplement; provided, however, that nothing herein shall constitute a commitment by the First Lien Lenders, the Second Lien Noteholders, or any other Entity to fund or otherwise provide such New Money Contribution.

B.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C hereof):

1.          Entry of the Confirmation Order in a form and substance reasonably acceptable to the Majority Plan Support Parties, and such order shall have become a Final Order that has not been stayed, modified, or vacated on appeal;

2.          The Bermuda Court shall have entered an order recognizing the Plan under Bermuda law;

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3.          All of the Second Lien Plan Support Parties’ reasonable and documented professional fees and out-of-pocket expenses incurred in connection with the Restructuring Transactions, including, without limitation, those fees and expenses incurred during the Chapter 11 Cases, shall be paid by the Debtors on the Effective Date in accordance with the terms hereof;

4.           All of the Plan Support Parties’ Fees (other than the Debtors’, the Committee’s, and the Second Lien Plan Support Parties’) shall have been escrowed by the Debtors in accordance with the terms hereof;

5.          All fees ordered to be paid pursuant to the Final Cash Collateral Order, including the First Lien Agent’s reasonable and documented professional fees shall have been paid or will be paid prior to or contemporaneously with the Effective Date in accordance with the terms hereof and the Final Cash Collateral Order;

6.          The Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Majority Plan Support Parties;

7.          The Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be in form and substance acceptable to the Debtors and, as applicable, reasonably acceptable to the Majority Second Lien Plan Support Parties or the Majority Plan Support Parties;

8.          The Exit Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Exit Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Facility shall be deemed to occur concurrently with the occurrence of the Effective Date;

9.          All documentation effectuating the New Money Contribution shall be in a form and substance reasonably acceptable to the Majority Plan Support Parties and, to the extent deemed necessary prior to Confirmation, shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the New Money Contribution shall have been waived or satisfied in accordance with the terms thereof, and the closing of the New Money Contribution shall be deemed to occur concurrently with the occurrence of the Effective Date;

10.         All other Definitive Documentation shall be executed in accordance with the terms hereof.

11.         All conditions precedent to the issuance of the New Equity, other than any conditions related to the occurrence of the Effective Date, shall have occurred;

12.         The New Organizational Documents shall have been duly filed with the applicable authorities in the relevant jurisdictions;

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13.         All governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in the Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain or prevent such transactions; provided, however that consummation of the Bermuda Proceeding shall not be a condition to the Effective Date;

14.         All documents and agreements necessary to implement the Plan shall have (a) been tendered for delivery and (b) been effected or executed by all Entities party thereto, and all conditions precedent to the effectiveness of such documents and agreements (other than any conditions related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements (including, without limitation, the Exit Facility Documents); and

15.         All Allowed Professional Fee Claims approved by the Court shall have been paid in full and the Professional Fee Escrow Account shall have been funded in the Professional Fee Reserve Amount.

C.	Waiver of Conditions

The conditions precedent to Confirmation of the Plan and to the Effective Date of the Plan set forth in this Article IX may be waived only by consent of the Debtors, the First Lien Agent, and the Majority Plan Support Parties without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

E.	Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date

If the Confirmation Date and/or the Effective Date do(es) not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or the Plan Support Agreement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any holders of a Claim or Interest or any other Entity; (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity in any respect; or (4) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.

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Article X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Subject to the limitations contained herein and the terms of the Plan Support Agreement, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, those restrictions on modifications set forth in the Plan, and the terms of the Plan Support Agreement, the Debtors expressly reserve their right to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan with respect to any or all Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation and Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the holders of Claims or the Non-Debtor Subsidiaries; (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity, including the Non-Debtor Subsidiaries; or (iv) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.

Article XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

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1.          Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim against a Debtor, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections relating to any of the foregoing;

2.          decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals;

3.          resolve any matters related to: (a) the assumption, assignment, or rejection of any Executory Contract or Unexpired Lease and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, any Cure Claims, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Debtors (with the consent of the Majority Second Lien Plan Support Parties) or the Reorganized Debtors, as applicable, amending, modifying, or supplementing, pursuant to Article V hereof, the Schedule of Assumed Executory Contracts and Unexpired Leases or the Schedule of Rejected Executory Contracts and Unexpired Leases; and (c) any dispute regarding whether a contract or lease is or was executory or unexpired;

4.          ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.          adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.          adjudicate, decide, or resolve any and all matters related to Causes of Action by or against a Debtor;

7.          adjudicate, decide, or resolve any and all matters related to sections 1141, 1145, and 1146 of the Bankruptcy Code;

8.          enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and the Plan Support Agreement, and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Plan Support Agreement;

9.          enter and enforce any order for the sale of property pursuant to sections 363 or 1123 of the Bankruptcy Code;

10.         resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan or the Plan Support Agreement;

11.         issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

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12.         resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.         resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.J.1 hereof;

14.         enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.         determine any other matters that may arise in connection with or relate to the Plan Support Agreement, the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement;

16.         adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein, including any Restructuring Transactions;

17.         consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order;

18.         determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.         hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20.         hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

21.         enforce all orders previously entered by the Court;

22.         hear any other matter not inconsistent with the Bankruptcy Code;

23.         enter an order concluding or closing the Chapter 11 Cases; and

24.         enforce the injunction, release, and exculpation provisions set forth in Article VIII hereof.

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Article XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, and any and all holders of Claims or Interests (regardless of whether the holders of such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions provided for in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any holder of a Claim or debt has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, with the consent of the Majority Second Lien Plan Support Parties, the Debtors may File with the Court such agreements and other documents, in form and substance reasonably satisfactory to the Majority Second Lien Plan Support Parties, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors, with the consent of the Majority Second Lien Plan Support Parties, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of the Committees

On the Effective Date, the Creditors’ Committee and the Equity Committee shall each dissolve automatically, and the respective members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided that such dissolution shall not affect the standing of Professionals for the Creditors’ Committee or the Equity Committee to submit and prosecute requests for payment of Professional Fee Claims and any appeals thereof or the standing of the Creditors’ Committee to review the Plan Support Parties Fees in accordance with the Plan. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the Creditors’ Committee or the Equity Committee after the Effective Date other than Allowed Professional Fee Claims, whenever incurred including, without limitation, those incurred after the Effective Date in connection with the consummation and implementation of the Plan.

D.	Reservation of Rights

Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests.

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Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any holder of any Claim with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any claimant with respect to any Claims or Interests.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors or Reorganized Debtors shall be served on:

Reorganized Debtors	Energy XXI Ltd 1021 Main Street, Suite 2626 Houston, Texas 77002 Attn: John D. Schiller, Jr.

Attorneys to the Debtors	Vinson & Elkins LLP First City Tower 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 Attn: Harry Perrin and

Vinson & Elkins LLP 666 Fifth Avenue, 26th Floor New York, New York 10103-0040 Attn: David S. Meyer Lauren R. Kanzer

United States Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, Texas 77002 Attn: Hector Duran, Esq.

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Counsel to the First Lien Agent	Willkie Farr and Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attn: Ana M. Alfonso

Counsel to the Ad Hoc Committee of Second Lien Noteholders	Milbank, Tweed, Hadley & McCloy LLP 28 Liberty Street New York, New York 10005 Attn: Dennis F. Dunne Samuel A. Khalil

Counsel to the Ad Hoc Group of EGC Unsecured Noteholders

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131-2532

Attn: Thomas E Lauria

and

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036-2787

Attn: Harrison Denman

  Andrew Zatz

Counsel to EGC Unsecured Notes Indenture Trustee

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street NE

Atlanta, Georgia 30309-4528

Attn:   Todd C. Meyers

and

Kilpatrick Townsend & Stockton LLP

1114 Avenue of the Americas

New York, New York 10036-7703

Attn: Gianfranco Finizio

Counsel to the Ad Hoc Group of EPL Unsecured Noteholders

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, NY 10007

Attn: Philip D. Anker

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston MA 02109

Attn: Dennis L. Jenkins

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Attorneys to the Creditors’ Committee

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

Attn: Mitchell A. Seider
Adam J. Goldberg

and

Heller, Draper, Patrick, Horn & Dabney, LLC

650 Poydras Street, Suite 2500

New Orleans, Louisiana 70130

Attn: William H. Patrick III

Tristan Manthey

G.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

Except as otherwise indicated, the Plan, the Confirmation Order, the Plan Supplement, the Plan Support Agreement, and the Exit Facility Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://dm.epiq11.com/EXL or the Court’s website at www.txs.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of the Plan shall control.

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J.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such terms or provision shall then be applicable as altered or interpreted, provided that any such alteration or interpretation shall be acceptable to the Debtors and the Majority Second Lien Plan Support Parties. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ and the Majority Second Lien Plan Support Parties’ consent; and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

M.	Waiver or Estoppel

Each holder of a Claim shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court or the Notice and Claims Agent prior to the Confirmation Date.

* * * *

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Respectfully submitted, as of the date first set forth above,

Dated: December 13, 2016	ENERGY XXI LTD
on behalf of itself and all other Debtors

/s/ John D. Schiller, Jr.
John D. Schiller, Jr.
President and Chief Executive Officer
1021 Main Street, Suite 2626
Houston, Texas 77002

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Exhibit 1

Exit Facility Term Sheet

MTHM/HL Draft 5/19/16

Privileged and Confidential

Subject to FRE 408

Project Bluewater

RBL RESTRUCTURING TERM SHEET

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS.

THE TRANSACTIONS DESCRIBED HEREIN WILL BE SUBJECT TO THE NEGOTIATION AND COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH AGREED DEFINITIVE DOCUMENTS.

Treatment of RBL During Chapter 11

■  ~$99mm drawn amount at EPL remains outstanding

–      Current payment of interest at the pre-petition non-default contract rate (LIBOR + 3.75%), in cash, for the duration of the case default interest would accrue through an additional 2.00% PIK interest

■  ~$228mm of LCs issued at EGC remains outstanding

–      Current payment of interest at the pre-petition non-default contract rate (3.75%), in cash, for the duration of the case

■  Outstanding existing LCs under the RBL facility may be replaced with reduced LCs

Mandatory Liquidity Condition for Exit Financing

■  Condition precedent to confirmation / emergence that the reorganized Company has liquidity of at least $90 million, consisting of cash and/or committed financing, upon emergence after all restructuring costs and claims due at emergence paid (“Minimum Emergence Liquidity”)

–      Any financing used to meet the liquidity commitment described above must be junior in priority to the Exit Financing (described below)

■  Incremental liquidity created by reducing LCs (e.g., New Funded Debt, as described below) will not count towards meeting the Minimum Emergence Liquidity

■  If the Company, the RBL Lenders, and the Ad Hoc 2L Committee agree to implement a swap or put program, such parties (each institution acting in its individual capacity) agree to negotiate in good faith regarding a possible reduction of the Minimum Emergence Liquidity. For the avoidance of doubt, nothing herein shall obligate any RBL Lender to facilitate a swap or put program.

MTHM/HL Draft 5/19/16

Privileged and Confidential

Subject to FRE 408

Treatment of RBL Under the Plan of Reorganization

■  $30mm of EPL restricted cash will be paid at emergence to permanently reduce the pre-petition EPL subfacility balance

■  Conversion of the remaining RBL obligations into a new exit financing facility (the “Exit Financing”) comprising two tranches:

(i)    Conversion of remaining drawn amount of ~$69mm1 plus accrued default interest into a new term loan (the “Exit 1L Term Loan”) with the Reorganized Company[2] with the following terms:

–      Maturity: 3 years from date of emergence

–      Rate: LIBOR + 4.5% annual interest rate, payable monthly

–      Amortization: See “Amortization Covenant” below

(ii)    Conversion of the EGC sub-facility into a new EGC sub-facility with outstanding LCs deemed issued thereunder

–      Maturity: 3 years

–      Rate: 4.5% annual interest rate, payable on schedule consistent with EGC subfacility

–      Amortization: none

–      Existing letters of credit may be renewed or replaced (in each case, in an outstanding amount not to exceed the outstanding amount of the existing letter of credit). Availability under the exit facility shall be permanently reduced by one-half of the amount of any reduction resulting from replacement or cancellation of an outstanding letter of credit

o   Amount of cancellation or reduction that does not permanently reduce capacity will be available by the RBL lenders under the Exit Financing to fund new liquidity (the “New Funded Debt”)

■  New Funded Debt in excess of $25 million subject to borrowing base redetermination (e.g., EPL+EGC borrowing base as compared to New Funded Debt)

1 Reflects $30 million of paydown using EPL restricted cash.

2 All of the borrowers and guarantors under the existing RBL Facility (including EPL and its subsidiaries) shall be joint and severally liable as guarantors for all obligations under both Exit Facility tranches, which obligations shall be secured by substantially all of the Reorganized Company’s assets.

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Covenants

■  Financial Maintenance Covenants

Current Ratio: 1.0x

–      Calculated as (i) unrestricted cash plus accounts receivable plus prepaid expenses; divided by (ii) accounts payable plus accrued expenses, consistent with the definition of Current Ratio in the existing pre-petition credit agreement

–      Holiday for four full fiscal quarters, with the first test performed at the end of the following quarter[3]

First Lien Leverage Ratio: 4.0x

–      Calculated as (i) first lien debt (e.g., Exit 1L Term Loan plus EGC sub-facility, assuming all existing junior debt is converted to equity at emergence); divided by (ii) LTM EBITDA

–      Holiday for four full fiscal quarters, with the first test performed at the end of the following quarter[4]

■  Amortization Covenant (i.e., not a maintenance covenant)

PV-9 Asset Coverage: 1.5x

–      Calculated as (i) Adjusted PV-9 value; divided by (ii) first lien debt (assuming all existing junior debt is converted to equity at emergence)

–      Adjusted PV-9 value (i) to include add-back of (a) discounted P&A obligations associated with restricted cash backstopping P&A liabilities, and (b) 50% of total amount of LCs directly related to P&A liabilities; and (ii) to include limit that PUDs make up no more than 30% of Adjusted 1P PV-9 value

–      Price deck to be utilized in calculating Adjusted PV-9 value cannot be lower than forward strip-curve as of the date of the test, and 100% of hedges will be included in the calculation

–      If triggered, amortization will be 30% per annum of the Exit 1L Term Loan (7.5% in any quarter when such amortization is triggered)

o   Holiday for four full fiscal quarters, with the first test performed at the end of the following quarter[4]; tested quarterly thereafter

Timeline

■  No later than September 2, 2016, the Debtors shall consummate the transactions contemplated by a Plan acceptable to the RBL Lenders and the Ad Hoc 2L Committee (the date of such consummation, the “Effective Date”)

■  Milestones acceptable to RBL Lenders to be established

3 For example, if the company were to emerge in September 2016, the four full periods in which the holiday would take effect would be the quarters ending December 2016, March 2017, June 2017, and September 2017, and the first testing period would be the quarter ending December 2017.

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